As filed with the Securities and Exchange Commission on May 27, 2011.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Invesco Mortgage Capital Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	262749336
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
1555 Peachtree Street, N.E.,
Atlanta, Georgia 30309
Telephone: (404) 892-0896
(Address and Telephone Number of Registrant’s Principal Executive Offices)

Robert H. Rigsby, Esq.
1555 Peachtree Street N.E.
Atlanta, Georgia 30309
Telephone: (404) 479-2845
Facsimile: (404) 962-8206
(Name, address, and telephone number,
of agent for service)

Copies to:
Mark C. Kanaly, Esq.
Alston & Bird LLP
1201 W. Peachtree Street
Atlanta, Georgia 30309-3424
Telephone: (404) 881-7975
Facsimile: (404) 253-8390

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company,” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of Securities	Amount	Aggregate Price	Aggregate	Amount of
To Be Registered	To Be Registered	Per Share(1)	Offering Price	Registration Fee(2)
Common Stock, par value $0.01 per share	10,000,000	$22.67	$226,700,000	$25,263.29

(1)	Calculated pursuant to Rule 457(c), based on the average high and low prices of the common stock reported on the New York Stock Exchange on May 25, 2011.

(2)	Calculated pursuant to Rule 457(o). Pursuant to Rule 457(p), $1,056.58 of the filing fee previously paid in connection with Invesco Mortgage Capital Inc.’s Registration Statement No. 333-169105, filed on August 27, 2010, has been offset against the currently due filing fee.

PROSPECTUS
Invesco Mortgage Capital Inc.
DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN
     The Dividend Reinvestment and Share Purchase Plan, or the Plan, is designed to provide current holders of our common stock, par value $0.01 per share, and other interested investors with a convenient and economical method to invest funds and reinvest dividends in shares of our common stock.
     By participating in the Plan, you may purchase additional shares of our common stock by reinvesting some or all of the cash dividends that you receive on your shares of our common stock. If you elect to participate in the Plan, you may also make optional cash purchases of shares of our common stock of between $100 and $10,000 per month and, with our prior approval, in excess of $10,000 per month. Shares of our common stock purchased under the Plan in excess of $10,000 per month may be acquired at discounts from the prevailing market price as determined by us from time to time. The Plan highlights include:
•	Any holder of shares of our common stock may elect to participate in the Plan.

•	Interested new investors who are not currently holders of our common stock may make their initial purchase through the Plan.

•	Full or partial dividend reinvestment options.

•	Optional automatic investment withdrawals from your bank account.

•	Optional cash purchases of between $100 and $10,000 per month and, with our prior approval, optional cash purchases in excess of $10,000 per month.

•	Up to a 3% discount on optional cash purchases of shares in excess of $10,000 per month purchased under the Plan.

•	Shares purchased will be maintained in your name in book-entry form at no charge to you.

•	Detailed recordkeeping and reporting will be provided at no charge to you.
     This prospectus relates to the offer and sale of up to 10,000,000 authorized but unissued shares of our common stock under the Plan. Participants should retain this prospectus for future reference.
     The New York Stock Exchange, or NYSE, lists our common stock under the symbol “IVR.” On May 25, 2011, the closing price of our common stock was $22.61 per share.
     To assist us in continuing to qualify as a real estate investment trust, or REIT, for federal income tax purposes, no person may own more than 9.8% by value or number of shares, whichever is more restrictive, of our outstanding shares of common stock, unless our board of directors waives this limitation.
     Our principal office is located at Two Peachtree Pointe, 1555 Peachtree Street N.E., Atlanta, Georgia 30309. Our telephone number is (404) 892-0896.
Investing in our securities involves risk. You should carefully consider the information referred to under the heading “Risk Factors,” beginning on page 3, before you invest.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is May 27, 2011.

IMPORTANT INFORMATION ABOUT THIS PROSPECTUS
     You should rely only on the information incorporated by reference or set forth in this prospectus or the applicable prospectus supplement. We have not authorized anyone else to provide you with additional or different information. You should not assume that the information in this prospectus, the applicable prospectus supplement or any other offering material is accurate as of any date other than the dates on the front of those documents.
     When used in this prospectus, the terms “company,” “issuer,” “we,” “our,” and “us” refer to Invesco Mortgage Capital Inc. and its consolidated subsidiaries, unless otherwise specified. “Invesco” refers to Invesco Ltd., together with its consolidated subsidiaries (other than us), which is the indirect parent company of Invesco Advisers, Inc., our external manager.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
     We make forward-looking statements in this prospectus and other filings we make with the Securities and Exchange Commission, or SEC, within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and such statements are intended to be covered by the safe harbor provided by the same. Forward-looking statements are subject to substantial risks and uncertainties, many of which are difficult to predict and are generally beyond our control. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. When we use the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions, we intend to identify forward-looking statements. Statements regarding the following subjects, among others, may be forward-looking:
•	use of proceeds of this offering;

•	our business and investment strategy;

•	our investment portfolio;

•	our projected operating results;

•	the impact of any deficiencies in foreclosure practices of third parties and related delays in the foreclosure process;

•	actions and initiatives of the U.S. government and changes to U.S. government policies, including the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act and our ability to respond to and comply with such actions, initiatives and changes;

•	our ability to obtain additional financing arrangements and the terms of such arrangements;

•	financing and advance rates for our target assets;

•	our expected leverage;

•	general volatility of the securities markets in which we invest;

•	our expected investments;

•	interest rate mismatches between our target assets and our borrowings used to fund such investments;

•	changes in interest rates and the market value of our target assets;

•	changes in prepayment rates on our target assets;

•	effects of hedging instruments on our target assets;

•	rates of default or decreased recovery rates on our target assets;

•	modifications to whole loans or loans underlying securities;

•	the degree to which our hedging strategies may or may not protect us from interest rate volatility;

•	changes in governmental regulations, tax law and rates, and similar matters and our ability to respond to such changes;

•	our ability to maintain our qualification as a REIT for U.S. federal income tax purposes;

•	our ability to maintain our exemption from registration under the Investment Company Act of 1940, as amended;

•	availability of investment opportunities in mortgage-related, real estate-related and other securities;

•	availability of qualified personnel;

•	availability of a U.S. government agency or a federally chartered corporation to guarantee payments of principal and interest on securities;

•	estimates relating to our ability to continue to make distributions to our shareholders in the future;

•	changes to accounting principles generally accepted in the U.S.;

•	our understanding of our competition; and

•	market trends in our industry, interest rates, real estate values, the debt securities markets or the general economy.
     The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. You should not place undue reliance on these forward-looking statements. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. Some of these factors are described in this prospectus in the information referred to under the heading “Risk Factors.” If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict those events or how they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
INVESCO MORTGAGE CAPITAL INC.
     Invesco Mortgage Capital Inc. is a Maryland corporation primarily focused on investing in, financing and managing residential and commercial mortgage-backed securities and mortgage loans. We invest in residential mortgage-backed securities for which a U.S. government agency or a federally chartered corporation guarantees payments of principal and interest on the securities. In addition, we invest in residential mortgage-backed securities that are not issued or guaranteed by a U.S. government agency, commercial mortgage-backed securities and mortgage loans. We generally finance our agency and non-agency residential mortgage-backed securities and commercial mortgage-backed securities through repurchase agreement financing. We have also financed our investments in certain non-agency residential mortgage-backed securities, commercial mortgage-backed securities and residential and commercial mortgage loans by contributing capital to a legacy securities public-private investment fund established and managed by our manager or one of its affiliates, which, in turn, invests in our target assets, that received financing under the U.S. government’s Public-Private Investment Program. We are externally managed and advised by Invesco Advisers, Inc., a Delaware corporation and an indirect, wholly-owned subsidiary of Invesco Ltd., an independent global investment company listed on the New York Stock Exchange (NYSE: IVZ).
     We have elected to be taxed as a real estate investment trust for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2009 and we intend to continue to be taxed as a REIT. To assist us in maintaining our qualification as a real estate investment trust, shareholders are generally restricted from owning more than 9.8% by value or number of shares, whichever is more restrictive, of our outstanding shares of common stock. In addition, our charter contains various other restrictions on the ownership and transfer of our common stock.
DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN
     The Plan provides holders of record of our common stock an opportunity to automatically reinvest all or a portion of their cash distributions received on common stock in additional shares of our common stock as well as to make optional cash payments to purchase shares of our common stock. Persons who are not already shareholders may also purchase our common stock under the Plan through optional cash payments. The Administrator will buy, at our option, newly issued common stock directly from us or common stock in the open market or in negotiated transactions with third parties. Our common stock purchased directly from us under the Plan may be priced at a discount from market prices at the time of the investment (determined in accordance with the Plan) ranging from 0% to 3% in connection with optional cash purchases in excess of $10,000 per month. We refer to the date on which the Administrator purchases whole and fractional shares from your cash dividend, or initial and subsequent additional cash purchases, as being the Investment Date. Any discount established by us for any Investment Date may be adjusted or suspended for any subsequent Investment Date. Please see “Description of the Plan” beginning on page 3 of this prospectus.
     The Plan will be administered by the Administrator, which will be The Bank of New York Mellon, or any successor bank or trust company that we may from time to time designate. Certain of the administrative support to the Administrator may be performed by its designated affiliates.

RISK FACTORS
     Investing in our securities involves risks. You should carefully consider the risks described under “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q (which descriptions are incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in our securities. See “Where You Can Find More Information,” below.
USE OF PROCEEDS
     We intend to use the net proceeds from the sale of the securities offered by this prospectus for the purchase of mortgage-backed securities, mortgage loans, and for general corporate purposes.
DESCRIPTION OF THE PLAN
     The Plan offers a variety of convenient, low-cost services to make it easier for you to invest in our common stock. The Plan, which is described in this section, has various features and you can choose the Plan features that meet your investment needs. The Plan is designed for long-term investors who wish to invest and build their share ownership over time. The Plan offers a convenient and economical means to own shares. Unlike an individual stock brokerage account, the timing of purchases and sales is subject to the provisions of the Plan, as discussed below. In addition, the Plan will provide us with a means of raising additional capital for general corporate purposes through the sale of common stock under the Plan.
     You can participate in the Plan if you are a registered holder of our common stock. If you do not own our common stock, you can become a participant by making your initial purchase directly through the Plan. The Plan offers you the opportunity to reinvest dividends and provides an alternative to traditional methods of buying, holding and selling our common stock. The Administrator administers the Plan and certain administrative support will be provided by its designated affiliate.
Key Features of the Plan
Anyone can participate
     If you currently own our common stock registered in your name you may participate in the Plan. If you do not own any of our common stock, you can participate in the Plan by making your initial investment in common stock through the Plan with an initial investment of at least $3,000 and, unless we approve a Request for Waiver, not more than $10,000. Alternatively, you may authorize the automatic monthly investment feature and initiate your investment with only $100 and a commitment for at least four sequential purchases. We may change these minimum and maximum amounts at any time in our sole discretion.
Automatic dividend reinvestment
     You can reinvest your dividends in additional shares of our common stock. Your dividends will be used to buy additional shares of our common stock at the prevailing market price on the dividend reinvestment date (determined by taking the unsolicited weighted average price, rounded to four decimal places, of our common stock as reported on the NYSE).
Optional cash purchases up to $10,000
     You can make monthly investments of as little as $100 (or $3,000 in the case of your initial investment), or as much as $10,000, and you can pay either by check or have your payment automatically deducted from your bank account. We may change these minimum and maximum amounts at any time in our sole discretion or we may suspend the right to make optional cash purchases for any monthly period or periods.
Optional cash purchases in excess of $10,000
     Optional cash purchases in excess of $10,000 per month may be made pursuant to a written request and are not subject to a predetermined maximum limit on the amount of the investment. The discount, if any, on optional cash purchases in excess of $10,000 per month made pursuant to such requests will range from 0% to 3% and will be established at our discretion, along with, any other terms, after a review of current market conditions, the level of participation and our current and projected capital needs.

Convenient share sales
     You can sell our common stock acquired through the Plan through the Administrator and pay fees that may be lower than those typically charged by stockbrokers for small transactions.
Full investment
     Full investment of your funds is possible because you will be credited with both whole shares and fractional shares. Dividends will be paid not only on whole shares but also proportionately on fractional shares.
Gifts and other share transfers
     You can make gifts to others of our common stock in your Plan account.
Transaction reporting
     You will receive a notice after each transaction showing the details and the share balance in your Plan account.
Questions and Answers Describing Terms and Conditions of the Plan
1. Can I participate in the Plan?
     If you already own our common stock and the shares are registered in your name, you may participate immediately. If your shares are held for you in a brokerage account, you may make arrangements with your stockbroker to have some or all of the shares of our common stock registered directly in your name. Please note that participation will only apply to the number of shares registered in your name. If you do not currently own any of our common stock, you can participate by making an initial investment in our common stock through the Plan. Please see Question 8 for details regarding an initial investment. If you live outside the U.S., you should first determine if there are any laws or governmental regulations that would prohibit your participation in the Plan. We reserve the right to terminate participation of any shareholder if we deem it advisable under any foreign laws or regulations.
2. How do I get started?
     Enrollment is available on-line through Investor ServiceDirect® (see Question number 24 for information on how to access Investor ServiceDirect®). Alternatively, you can get started in the Plan by completing an enrollment form along with the items required and mailing them to the Administrator. Your participation will begin promptly after your authorization is received. Once you have enrolled, your participation continues automatically, until you notify us otherwise.
3. How do I reinvest dividends?
     You can choose to reinvest all or a portion of the cash dividends paid on shares of our common stock you own in additional shares of our common stock. To be effective with respect to a particular dividend, notice of your election must be received on or before the first business day prior to the record date for that dividend. A record date for a dividend normally precedes the payment of the dividend by approximately four weeks. You may change your election at any time by notifying the Administrator. To be effective with respect to a particular dividend, any such change must be received by the Administrator on or before the business day preceding the record date for that dividend. If you elect to reinvest your dividends, you must choose one of the following options:
-	Full dividend reinvestment. You may purchase additional shares of our common stock by reinvesting all of your cash dividends.

-	Partial dividend reinvestment. You may purchase additional shares of our common stock by reinvesting some of your dividends. If you select this option, a portion of your cash dividends will be paid to you in cash, and the remaining portion of your dividends will be automatically reinvested to purchase additional shares of our common stock. If you choose partial reinvestment, you must specify on the enrollment form the number of whole shares on which you wish to continue to receive cash dividends by check or to have directly deposited into your designated bank account. The remaining dividends will be automatically reinvested.

4. When are dividends reinvested?
     If you have chosen the dividend reinvestment feature and notice of such change has been received by the Administrator on or before the first business day preceding the record date for that dividend, the Administrator will generally invest dividends in additional shares of our common stock purchased on the open market or directly from us on the dividend payment date. If the dividend payment date falls on a day that is not a NYSE trading day, then the Investment Date will be the next trading day. If the Administrator acquires shares from parties other than us through open market transactions, such purchases will occur during a period beginning on the dividend payment date, and continue on any succeeding trading days necessary to complete the order. In the unlikely event that, due to unusual market conditions, the Administrator is unable to invest the funds within 30 days, the Administrator will remit the funds to you by check. No interest will be paid on funds held by the Administrator pending investment.
5. What is the source of shares to be purchased under the Plan?
     All dividends reinvested through the Plan and all optional cash purchases will be used to purchase, in our sole discretion, either newly-issued shares directly from us or shares on the open market or a combination thereof. Shares purchased directly from us will consist of authorized but unissued shares of common stock.
6. At what price will shares be purchased?
     The price of shares for dividend reinvestment and optional cash purchases of less than $10,000 will be determined as follows:
•	If the shares are purchased in the open market, the purchase price will be the average price per share of shares purchased. We will pay all trading fees in connection with open market purchases.

•	If the shares are purchased from us, the purchase price will be the volume weighted average price, rounded to four decimal places, of our common stock as reported on the NYSE on the date the shares are purchased.
     The purchase price for optional cash purchases in excess of $10,000 per month is discussed in response to Question 10.
7. When will shares be purchased under the Plan?
          The Investment Date is the date or dates on which the Administrator purchases shares of our common stock for the Plan, as described below.
          Dividend Reinvestments. If the Administrator acquires shares directly from us, it will combine the dividend funds of all Plan participants whose dividends are automatically reinvested and will generally invest such dividend funds on the dividend payment date. If the dividend payment date falls on a day that is not a NYSE trading day, then the Investment Date will be the next trading day. If the Administrator acquires shares from parties other than us through open market transactions, such purchases will occur during a period beginning on the dividend payment date, and continue on any succeeding trading days necessary to complete the order. To be effective with respect to a particular dividend, notice of your election must be received on or before the first business day prior to the record date for that dividend. A record date for a dividend normally precedes the payment of the dividend by approximately four weeks.
     Initial and Optional Cash Purchases up to $10,000. If the Administrator acquires shares directly from us, then the Investment Date for optional cash purchases up to $10,000 will be on the twenty-fifth calendar day of each month, or the next trading day if the twenty-fifth day is not a trading day. If the Administrator acquires shares from third parties other than us through open market transactions, it will attempt to buy our common stock in the open market through a registered broker-dealer. Such purchases will begin on the twenty-fifth calendar day of each month, or the next trading day if the twenty-fifth day is not a trading day, and will be completed no later than thirty-five days following such date, except where completion at a later date is necessary or advisable under any applicable federal or state securities laws or regulations.
     For automatic monthly purchases, the amounts you have authorized will be withdrawn from your bank account on the twenty-third day of each month, or on the next succeeding business day if the twenty-third falls on a weekend or a holiday.

     In the unlikely event that, due to unusual market conditions, the Administrator is unable to invest the funds within thirty-five days, the Administrator will return the funds to you by check. No interest will be paid on funds held by the Administrator pending investment.
     To be effective with respect to a particular Investment Date, initial investments and optional cash purchases must be received by the Administrator prior to the applicable Investment Date.
     Initial and Optional Cash Purchases in Excess of $10,000. The Investment Dates for optional cash purchases in excess of $10,000 per month are discussed in response to Question 10.
8. How do I make an initial investment?
     If you do not own our common stock in a Plan account, you can make an initial cash purchase for as little as $3,000, but your initial cash purchase cannot exceed $10,000 unless we approve a Request for Waiver. Your initial cash purchase can be made:
     Via on-line enrollment by:
•	Authorizing one deduction (minimum of $3,000) from your bank account;

•	Authorizing a minimum of four monthly automatic deductions of at least $100 each from your bank account; or
     Using the Enrollment Form and:
•	Making one payment (minimum of $3,000) by check payable to Invesco Mortgage Capital Inc./BNY Mellon; or

•	Authorizing a minimum of four monthly automatic deductions of at least $100 each from your bank account.
     We may change these minimum and maximum amounts at any time in our sole discretion or we may suspend the right to make optional cash payment or payments for any monthly period. In addition, in certain instances, we may permit optional cash purchases in excess of the maximum amount established by us.
     All Plan accounts that we believe to be under common control or management or to have common ultimate beneficial ownership may be aggregated for purposes of determining compliance with the maximum purchase requirement limit. Unless we have determined that reinvestment of dividends and optional cash purchases for each such account would be consistent with the purposes of the Plan, we will have the right to aggregate all such accounts and to return, without interest, within thirty days of receipt, any amounts in excess of the investment limitations applicable to a single account received in respect of all such accounts.
9. How do I make optional cash purchases of less than $10,000?
     If you already own our common stock and are enrolled in the Plan and want to make additional purchases, you can authorize an individual automatic deduction from your bank account through Investor ServiceDirect® or send a check to the Administrator for each purchase. If you choose to submit a check, please be sure to include the contribution form from your Plan statement and mail it to the address specified on the statement. Or, if you wish to make regular monthly purchases, you may authorize automatic monthly deductions from your bank account. This feature enables you to make ongoing investments in an amount that is comfortable for you, without having to write a check. Additional cash purchases are subject to a minimum purchase requirement of $100 per investment and a maximum of $10,000.
10. How do I make optional cash purchases in excess of $10,000?
     You may ascertain whether we are accepting requests to make optional cash purchases in excess of $10,000 in any given month, and certain other important information, by telephoning the Administrator at (201) 680-5300. You should generally contact the Administrator on the first business day of the month to determine whether we are accepting such requests.
     Request for Waiver. If you wish to make an optional cash purchase in excess of $10,000 (or other maximum amount established by us), you must obtain our prior written approval and a copy of such written approval must accompany any such optional cash purchase. We refer to such a request as being a Request for Waiver. We have sole discretion to grant any approval for optional cash purchases in excess of the allowable maximum amount. Unless you have complied with these procedures, any amount you submit for investment over $10,000 will be returned to you without interest.
     You may make a Request for Waiver by contacting the Administrator at (201) 680-5300. Completed Request for Waiver forms should be submitted to the Administrator via facsimile at (201) 680-4638 no later than two business days prior to the applicable Pricing Period.
     The Administrator will notify you as to whether your Request for Waiver has been granted or denied, either in whole or in part, within one business day of the receipt of your request. If your Request for Waiver is granted in part, the Administrator will advise you of the maximum amount that will be accepted from you in connection with your purchase. If your request is approved, the Administrator must receive the funds for your purchase prior to or on the applicable date specified by the Administrator for the relevant Pricing Period (which typically will be one business day prior to the applicable Pricing Period). If you do not receive a response from the Administrator in connection with your Request for Waiver, you should assume that we have denied your request.
     We may alter, amend, supplement or waive, in our sole discretion, the time periods and/or other parameters relating to optional cash purchases in excess of $10,000 made by one or more participants in the Plan or new investors, at any time and from time to time, prior to the granting of any Request for Waiver. For more information regarding a particular Pricing Period (including applicable Pricing Period start dates), please contact the Administrator at (201) 680-5300.
     Purchase Price of Shares for Optional Cash Purchases in Excess of $10,000. Shares purchased pursuant to an approved Request for Waiver will be purchased directly from us as described herein, including the establishment of a “Threshold Price” as more fully described below. The Purchase Price may be reduced by the Waiver Discounts that we have provided for optional cash purchases in excess of $10,000 on each Investment Date. If we grant your request to purchase shares pursuant to a Request for Waiver, there will be a Pricing Period, which will generally consist of one to fourteen separate days during which trading of our common stock is reported on the NYSE during the applicable Pricing Period. Each of these separate days will be an Investment Date, and an equal proportion of your optional cash purchase will be invested on each trading day during such Pricing Period, subject to the qualifications listed below. The purchase price for shares acquired on a particular Investment Date will be equal to 100% (subject to change as provided below) of the unsolicited volume weighted average price, rounded to four decimal places, of our common stock as reported by the NYSE only, obtained from Bloomberg, LP for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern time, for that Investment Date (including the last trade on the NYSE even if reported after 4:00 p.m.). With respect to optional cash purchases in excess of $10,000, we will not set an Investment Date to be the same date as a dividend payment date.
     The Administrator will apply all optional cash purchases made pursuant to a Request for Waiver for which good funds are received on or before the first business day before the Pricing Period to the purchase of shares of our common stock on each Investment Date of the applicable Pricing Period.
     Threshold Price. We may establish for a Pricing Period a minimum price (or the Threshold Price) applicable to optional cash purchases made pursuant to a Request for Waiver. At least three business days prior to the first day of the applicable Pricing Period, we will determine whether to establish a Threshold Price, and if the Threshold Price is established, its amount, and will so notify the Administrator. This determination will be made by us in our discretion after a review of current market conditions, the level of participation in the Plan, and current and projected capital needs.
     If established for any Pricing Period, the Threshold Price will be stated as a dollar amount that the unsolicited volume weighted average price, rounded to four decimal places, of our common stock as reported on the NYSE, obtained from Bloomberg, LP for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern time, for each trading day of such Pricing Period (not adjusted for discounts, if any) must equal or exceed. Except as provided below, we will exclude from the Pricing Period any trading day that the unsolicited volume weighted average price is less than the Threshold Price. We also will exclude from the Pricing Period and from the determination of the purchase price any day in which no trades of common stock are made on the NYSE. For example, if the Threshold Price is not met for two of the trading days in a 10 day Pricing Period, then we will return 20% of the funds you submitted in connection with your Request for Waiver unless we have activated the pricing period extension feature for the Pricing Period which is described below.

     Pricing Period Extension Feature. We may elect to activate for any particular Pricing Period the pricing period extension feature which will provide that the initial Pricing Period will be extended by the number of days that the Threshold Price is not satisfied, or on which there are no trades of our common stock reported by the NYSE, subject to a maximum of five trading days. If we elect to activate the pricing period extension feature and the Threshold Price is satisfied for any additional day that has been added to the initial Pricing Period, that day will be included as one of the trading days for the Pricing Period in lieu of the day on which the Threshold Price was not met or trades of our common stock were not reported. For example, if the determined Pricing Period is 10 days, and the Threshold Price is not satisfied for three out of those 10 days in the initial Pricing Period, and we had previously announced at the time of the Request for Waiver acceptance that the pricing period extension feature was activated, then the Pricing Period will automatically be extended, and if the Threshold Price is satisfied on the next three trading days (or a subset thereof), then those three days (or a subset thereof) will become Investment Days in lieu of the three days on which the Threshold Price was not met. As a result, because there were 10 trading days during the initial and extended Pricing Period on which the Threshold Price was satisfied, all of the optional cash purchase will be invested.
     Return of Unsubscribed Funds. We will return a portion of each optional cash purchase in excess of $10,000 for each trading day of a Pricing Period or extended Pricing Period, if applicable, for which the Threshold Price is not met or for each day in which no trades of common stock are reported on the NYSE, referred to as the Unsubscribed Funds. Any Unsubscribed Funds will be returned within five business days after the last day of the Pricing Period, or if applicable, the extended Pricing Period, without interest. The amount returned will be based on the number of days during which the Threshold Price was not met with compared to the number of days in the Pricing Period or extended Pricing Period. For example, the returned amount in a 10 day Pricing Period will equal one-tenth (1/10) of the total amount of such optional cash purchase (not just the amount exceeding $10,000) for each trading day that the Threshold Price is not met or for each trading day in which sales are not reported.
     The establishment of the Threshold Price and the possible return of a portion of the investment applies only to optional cash purchases in excess of $10,000. Setting a Threshold Price for a Pricing Period will not affect the setting of a Threshold Price for any other Pricing Period. We may waive our right to set a Threshold Price for any particular Pricing Period. Neither we nor the Administrator is required to give you notice of the Threshold Price for any Pricing Period.
     Waiver Discount. At least one business day prior to the first day of the applicable Pricing Period, the same time the Threshold Price is determined, we may establish discounts from the market price applicable to optional cash purchases made pursuant to a Request for Waiver. These discounts (or the Waiver Discounts) may be between 0% and 3% of the purchase price, and may vary for each Pricing Period and for each purchaser. However, no Waiver Discounts will be available for common stock purchased in the open market or in privately negotiated transactions.
     The Waiver Discounts will be established at our sole discretion after a review of current market conditions, the level of participation in the Plan, the attractiveness of obtaining such additional funds through the sale of common stock as compared to other sources of funds and current and projected capital needs. You may obtain the Waiver Discounts applicable to the next Pricing Period by contacting the Administrator at (201) 680-5300.
     Setting Waiver Discounts for a particular Pricing Period shall not affect the setting of Waiver Discounts for any subsequent Pricing Period. The Waiver Discounts will apply only to optional cash purchases of more than $10,000 (or other applicable maximum monthly amount). The Waiver Discounts will apply to the entire optional cash purchase and not just the portion of the optional cash purchase that exceeds $10,000.
     Settlement. Newly issued shares purchased pursuant to a Request for Waiver will be posted to your account within three (3) business days following the end of the applicable Pricing Period. Alternatively, we may elect to activate the continuous settlement feature, pursuant to which shares will be posted to your account within three (3) business days of each separate Investment Date beginning on the first Investment Date in the relevant Pricing Period and ending on the final Investment Date in the relevant Pricing Period, with an equal amount being invested on each day, subject to the qualifications set forth above. Anytime we propose to grant Requests for Waiver for one or more investments, we may elect to activate the continuous settlement feature for such investments by announcing in the bid-waiver form that we will be doing so. Under the continuous settlement feature, we would have a separate settlement of each Investment Dates’ purchases, each based on the volume-weighted average price for the trading day (as described above) relating to each of the Investment Dates during the Pricing Period.

11. Will I receive certificates for shares purchased?
     No, because the Plan provides for share safekeeping. For your convenience, the Administrator will maintain shares purchased under the Plan in your name in non-certificated form. You may, however, request a stock certificate from the Administrator at any time, free of charge.
12. What is safekeeping?
     Shares of our common stock that you buy under the Plan will be maintained in your Plan account in non-certificated form for safekeeping. Safekeeping protects your shares against loss, theft or accidental destruction and also provides a convenient way for you to keep track of your shares. Only shares held in safekeeping may be sold through the Plan.
     If you own our common stock in certificate form, you may deposit your certificates for those shares with the Administrator, free of charge. The Administrator will provide mail loss insurance coverage for certificates with a value not exceeding $100,000 in any one shipping package that is mailed to its address at 500 Ross Street, Room 0675, Pittsburgh, PA 15262 by USPS registered mail or by any overnight courier.
          Note: Mail loss insurance covers only the replacement of shares of stock and in no way protects against any loss resulting from fluctuations in the value of such shares.
13. Can I get stock certificates if I want them?
     Yes. If you should ever want a stock certificate for all or a portion of the whole shares of our common stock in your Plan account, the Administrator will send one to you, upon your written request, within two days of the receipt of your instructions.
14. How can I transfer or give gifts of shares?
     You may transfer or give gifts of our common stock to anyone you choose by contacting the Administrator and requesting a Gift/Transfer Form. After the transfer or purchase is completed, upon your request, the Administrator will send you a non-negotiable gift announcement, which you can present to the recipient. A notice indicating the deposit of our common stock will be forwarded to the recipient.
15. How do I sell shares?
     You can sell your Plan shares at any time by contacting the Administrator. Your sale request will be processed and your shares will, subject to market conditions and other factors, generally be sold within twenty-four hours of receipt of your request. Please note that the Administrator cannot and does not guarantee the actual sale date or price, nor can it stop or cancel any outstanding sales or issuance requests. All requests for sales are final. The Administrator will mail a check to you (less any applicable sales fees and any required tax withholdings) on settlement date, which is three business days after your shares have been sold.
     Alternatively, you may choose to sell your shares through a stockbroker of your choice, in which case you would have to request that the Administrator deliver to your stockbroker by electronic book-entry means the number of shares you propose to sell, or a stock certificate for delivery to your shareholder prior to settlement of such sale.
16. What are the costs for participation in the Plan?
     There is no fee for enrolling in the Plan. Participation is voluntary and you may discontinue your participation at any time, however, there are fees associated with some of the Plan’s services. Please see “Plan Service Fees” below.
17. How can I vote my shares?
     You will receive proxy material for all whole shares in your Plan account. Fractional shares may not be voted. The proxy will be voted in accordance with your direction. The Administrator may vote your shares in certain cases if you do not return a proxy to the Administrator.

18. If there is a rights offering related to the common stock, how will a shareholder’s entitlement be computed?
     Your entitlement in a rights offering related to the common stock will be based upon the number of whole shares credited to your Plan account. Rights based on a fraction of a share credited to your Plan account will be sold for that account and the net proceeds will be invested as an optional cash purchase on the next Investment Date. In the event of a rights offering, transaction processing may be curtailed or suspended by the Administrator for a short period of time following the record date for such action to permit the Administrator to calculate the rights allocable to each account.
19. How will I keep track of my investments?
     The Administrator will send you a transaction notice confirming the details of each transaction you make. If you continue to participate in the Plan, but have no transactions, the Administrator will send you an annual statement after the end of the year detailing the status of your holdings of our common stock in your Plan account.
20. How would I terminate my participation in the Plan?
     You may discontinue the reinvestment of your dividends at any time by giving notice to the Administrator. Notice may be made by telephone, in writing or by changing your dividend election under the account management service when you access your account on-line at www.bnymellon.com/shareowner/equityaccess. To be effective for a given dividend payment, the Administrator must receive notice before the record date of that dividend. The Administrator will continue to hold your shares unless you request a certificate for any full shares and a check for any fractional share. You may also request the sale of all or part of any such shares or have the Administrator transfer your shares to your brokerage account. See Question 15 for information on selling shares. If your Plan account balance falls below one full share, the Administrator reserves the right to liquidate the fraction and remit the proceeds, less any applicable fees, to you at your address of record.
21. Are there any risks associated with the Plan?
     Your investment in shares purchased under the Plan is no different from any investment in shares you hold directly. Neither we nor the Administrator can assure a profit or protect you against a loss on shares purchased. You bear the risk of loss and enjoy the benefits of any gain from market price changes with respect to shares purchased under the Plan. See “Risk Factors” above.
22. Can the Plan be amended, modified, suspended or terminated?
     We reserve the right to amend, modify, suspend or terminate the Plan at any time and in any manner. You will receive written notice of any such amendment, modification, suspension or termination. We and the Administrator also reserve the right to change any administrative procedures of the Plan.
23. What are Invesco Mortgage Capital’s responsibilities and those of the Administrator?
     Neither we nor the Administrator will be liable for any act we or they do in good faith or for any good faith omission to act including, in the case of the Administrator, liability arising out of (i) failure to terminate a participant’s account upon such participant’s death or adjudicated incompetence, prior to the receipt of notice in writing of such death or adjudicated incompetence, (ii) the prices at which shares are purchased for the participant’s account, (iii) the times when purchases are made, or (iv) fluctuations in the market value of our common stock. The payment of dividends is at the discretion of our board of directors and will depend upon future earnings, our financial condition and other factors. Our board of directors may change the amount and timing of dividends at any time without notice.
24. What if I have questions about the Plan?
     Enrollment, purchase or sale of share requests and other transactions or services offered by the Plan should be directed to the Administrator through the following:
Internet
     You can enroll in the Plan, obtain information, and perform certain transactions on your Invesco Mortgage Capital Inc. account on-line via Investor ServiceDirect® (ISD) at www.bnymellon.com/shareowner/equityaccess.

     In order to access your account through ISD you will need to register through EquityAccess at www.bnymellon.com/shareowner/equityaccess and create a Personal ID and Password. To begin, you will need your 12-digit Investor ID, which can be found on your check stub, statement, or advice. Select Investor ID as your login method and click continue. Please follow the prompts to complete the EquityAccess registration process.
     For added security, to safeguard your assets, the Administrator requires you to authenticate your identity when you register to access your account online. If you are a U.S. resident, you may authenticate your identity online by answering a series of questions. If you choose not to utilize the online authentication process, or you are not a U.S. resident, your individual authentication code will be sent to you via the U.S. Postal Service.
Telephone
     Telephone shareholder customer service, including sale of shares, toll-free within the U.S. and Canada:
1-877-254-8578
     International telephone inquiries:
1-201-680-6578
     An automated voice response system is available 24 hours a day, 7 days a week. Customer Service Representatives are available from 9:00 a.m. to 7:00 p.m., Eastern time, Monday through Friday (except holidays).
In Writing
     You may also write to the Administrator at the following address: The Bank of New York Mellon, Shareowner Services, P.O. Box 358035 Pittsburgh, PA 15252-8035.
     Be sure to include your name, address, daytime phone number, IID and a reference to Invesco Mortgage Capital Inc. on all correspondence.
     This Plan is designed for the long-term investor and does not afford the same flexibility as a stockbroker’s account.
     We have appointed The Bank of New York Mellon as Administrator for the Plan. Securities held by the Administrator in your Plan account are not subject to protection under the Securities Investor Protection Act of 1970. Commissions may be paid to a broker-dealer that is affiliated with the Administrator. Investors must make independent investment decisions based upon their own judgment and research. Our common stock is listed on the NYSE and trades under the ticker symbol “IVR.”

Plan Service Fees
     The following fees apply to your participation in the Plan. The Administrator will deduct the applicable fees from the proceeds from a sale. We reserve the right to amend or modify this Plan Service Fee schedule at any time and from time to time.

Enrollment Fee for New Investors	No Charge
Initial Purchase of Shares:	No Charge
Purchase of Shares with Additional Investment:
By Check	$5.00 per transaction
By Individual Electronic Debit or Recurring Periodic Debit	$2.00 per transaction
Purchase of Shares with Initial Investment	$15.00 per transaction
Trading Fees for Purchases (if Market)	$0.06 per share
Sale of Shares	$10.00 per transaction
Trading Fee for Sales	$0.09 per share
Transaction Fee:	$15.00 per sale transaction
Reinvestment of Dividends:	5% of the dividend amount, up to $3 per quarter
Returned Checks or Debits for Insufficient Funds or Rejected Automatic Withdrawals	$35.00 per item
25. Will interest be paid on Plan accounts?
     No. Interest will not be paid on Plan accounts or on any amounts held pending investment.
26. What other risks will I face through my participation in the Plan?
     The following summary identifies several of the most important risks that you may face by virtue of your participation in the Plan. There may be additional risks that are not listed below, and you should consult your financial, tax, legal and other advisors prior to determining whether to participate in the Plan.
•	There is no price protection for your shares in the Plan. Your investment in the shares held in the Plan will be exposed to changes in market conditions and changes in the market value of the shares. Your ability to liquidate or otherwise dispose of shares in the Plan is subject to the terms of the Plan and the withdrawal procedures thereunder. You may not be able to withdraw or sell your shares in the Plan in time to react to market conditions. Plan accounts are not insured or protected by the Securities Investor Protection Corporation or any other entity and are not guaranteed by the Federal Deposit Insurance Corporation or any government agency.

•	The Purchase Price for shares purchased or sold under the Plan will vary. The Purchase Price for any shares that you purchase or sell under the Plan will vary and cannot be predicted. You may purchase or sell shares at a Purchase Price that is different from (more or less than) the price that you would face if you acquired or sold shares on the open market on the related dividend payment date or the date or dates on which the Administrator purchases shares of our common stock for the Plan, or sale date, as appropriate.

•	We may not be able to pay dividends. In order to qualify as a REIT, we generally must distribute to our shareholders at least 90% of our REIT taxable income each year. This distribution requirement limits our ability to maintain future dividend payments if earnings decline. The requirements to qualify for REIT tax status are complex and technical, and we may not be able to qualify for reasons beyond our control. If we are unable to qualify for REIT tax status, then we may not be able to make distributions to our shareholders.

•	No discount may be available for any or all initial investments or optional cash investments. While a discount from market prices of up to 3% may be established from time to time, at our sole discretion, for purchases in excess of $10,000, a discount for one month will not ensure the availability of a discount or the same discount in future months. Each month, we may change or eliminate the discount without giving you prior notice.

•	The market price for our common stock varies, and you should purchase shares for long-term investment only. Although our common stock currently is traded on the NYSE, we cannot assure you that there will, at any time in the future, be an active trading market for our common stock. Even if there is an active trading market for our common stock, we cannot assure you that you will be able to sell all of your shares at one time or at a favorable price, if at all. As a result, you should participate in the Plan only if you are capable of, and seeking, to make a long-term investment in our common stock.
     Please see “Risk Factors” above for other important factors and risks. You are encouraged to review these risk factors carefully.
27. What are the U.S. federal income tax consequences of participation in the Plan?
     The following is a summary of certain material federal income tax consequences of participation in the Plan. This summary is for general information only and does not constitute tax advice. This summary does not reflect every possible tax outcome or consequence that could result from participation in the Plan. Also, this summary does not discuss your tax consequences if you are not a U.S. citizen or a resident alien. We advise you to consult your own tax advisors to determine the tax consequences particular to your situation, including any applicable state, local or foreign income and other tax consequences that may result from your participation in the Plan and your subsequent sale of shares acquired pursuant to the Plan. Any state tax consequences will vary from state to state, and any tax consequences to you if you reside outside of the U.S. will vary from jurisdiction to jurisdiction.
     In the case of reinvested dividends, you will be treated as having received a distribution for federal income tax purposes equal to the fair market value of the shares that you acquire through the Plan and, in the case of open market purchases, your share of any commissions or other charges we incur in connection with such purchases. The Internal Revenue Code requires this treatment even though you never actually receive the reinvested dividends in cash because your dividends are used instead to purchase shares of common stock. Your tax basis in common stock acquired through dividend reinvestment will equal the amount treated as a distribution for federal income tax purposes.
     All costs of administering the Plan, except for processing fees when shares are purchased in the open market and costs related to your voluntary selling of shares and/or withdrawal from the Plan, will be paid by us. Consistent with the conclusion reached by the Internal Revenue Service, or IRS, in a private letter ruling issued to another REIT, we intend to take the position that these administrative costs do not constitute a distribution which is either taxable to you or which would reduce your basis in your shares of common stock. However, because the private letter ruling was not issued to us, we have no legal right to rely on its conclusions. Thus, it is possible that the IRS might view your share of the costs as constituting a taxable distribution to you and/or a distribution which reduces the basis in your shares. For this or other reasons, we may in the future take a different position with respect to these costs. With respect to shares of common stock purchased in open market transactions or in negotiated transactions with third parties, the IRS has indicated that the amount of the distribution received by you would include a pro rata share of any brokerage commission or other related charges paid by us in connection with the Administrator’s purchase of shares on our behalf.
     If you make optional cash investments, without any discount, you will not recognize income for federal income tax purposes by virtue of the purchase of common stock with the optional cash purchase. However, in the event we decide to offer shares at a discount, you will be treated as receiving a taxable dividend to the extent of any discount you receive. The tax cost and basis of shares purchased with optional cash investments is the amount you paid for such shares.

     The holding period for shares purchased under the Plan generally will begin on the day following the date on which common shares are credited to your Plan account.
     Distributions with respect to your shares that are not capital gains dividends will generally be taxable as ordinary income, and generally will not constitute “qualified dividend income” eligible to be taxed at capital gains rates (through 2012 under current law) for federal income tax purposes to the extent made out of our current or accumulated earnings and profits. Dividends paid to a non-corporate U.S. shareholder generally will not qualify for the 15% tax rate for “qualified dividend income” that is currently in effect through 2012. Qualified dividend income generally includes dividends paid to most U.S. non-corporate taxpayers by domestic C corporations and certain qualified foreign corporations. Because we are not generally subject to U.S. federal income tax on the portion of our REIT taxable income distributed to our shareholders, our dividends generally will not be eligible for the 15% rate on qualified dividend income. As a result, our ordinary REIT dividends will continue to be taxed at the higher tax rate applicable to ordinary income. Currently, the highest marginal individual income tax rate on ordinary income is 35%, but this rate is scheduled to increase after 2012. However, the 15% tax rate for qualified dividend income will apply to our ordinary REIT dividends (1) attributable to dividends received by us from taxable corporations, such as our taxable REIT subsidiaries, and (2) to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). The preferential rates on qualified dividend income will expire on December 31, 2012, unless extended by Congress. In general, to qualify for the reduced tax rate on qualified dividend income, a shareholder must hold our shares for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our shares becomes ex-dividend. Dividends paid to a corporate U.S. shareholder will not qualify for the dividends received deduction generally available to corporations. Distributions in excess of our current or accumulated earnings and profits will be treated for federal income tax purposes as a return of capital. The amount of a return of capital would first reduce the tax basis of the common stock to which the distribution is attributable to the extent of that tax basis, and the excess, if any, of the amount treated as a return of capital over such tax basis would be treated as a gain from the disposition of such common stock.
     In the event that we designate a part or the entire amount distributed as a capital gain dividend, the amount so designated should be treated by you as long-term capital gain to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. shareholder has held its shares. Corporate U.S. shareholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum U.S. federal rates of 15% (through 2012) in the case of U.S. shareholders who are individuals, and 35% for corporations. Capital gains dividends attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% U.S. federal income tax rate for U.S. shareholders who are individuals, to the extent of previously claimed depreciation deductions.
     You will recognize gain or loss when a fractional share interest is liquidated or when you sell or exchange shares. The gain or loss will equal the difference between the amount you receive for the fractional share interest or the shares and the tax basis for the fractional share or shares. If you hold our shares as a capital asset in excess of one year gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The maximum tax rate on long-term capital gains applicable to non-corporate taxpayers is 15% for sales and exchanges of capital assets held for more than one year occurring through December 31, 2012. A 20% rate applies to sales and exchanges of capital assets occurring after December 31, 2012. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates (currently up to 35%).
     Tax consequences will vary depending on your specific circumstances. You should discuss specific tax questions regarding your participation in the Plan with your own tax advisor.
     We urge you to save your account statements in order to calculate your tax basis per share of common stock. The Administrator will charge you a fee for copies of past account statements.
28. What provision is made for shareholders subject to income tax withholding?
     If you are a non-U.S. shareholder whose dividends or distributions are subject to U.S. income tax withholding, or a domestic shareholder whose dividends or distributions are subject to backup withholding taxes, the Administrator will reinvest an amount equal to the dividend or distribution less the amount of any tax required to be withheld. The respective participants will be advised of the amounts withheld.
     Non-U.S. shareholders who elect to make optional cash investments only will receive cash dividends or distributions on shares registered in their names in the same manner as if they were not participating in this Plan. Funds for optional cash investments must be in U.S. dollars and will be invested in the same way as payments from other participants.

U.S. FEDERAL INCOME TAX CONSIDERATIONS
     The following is a summary of the material U.S. federal income tax considerations relating to our qualification and taxation as a REIT and the acquisition, holding, and disposition of our common stock. For purposes of this section, references to “we,” “our,” “us” or “our company” mean only Invesco Mortgage Capital Inc. and not our subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Internal Revenue Code, the Treasury Regulations, current administrative interpretations and practices of the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. The summary is also based upon the assumption that the operation of our company, and of its subsidiaries and other lower-tier and affiliated entities, including the operating partnership, will, in each case, be in accordance with its applicable organizational documents. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular shareholder in light of its investment or tax circumstances or to shareholders subject to special tax rules, such as:
•	U.S. expatriates;

•	persons who mark-to-market our common stock;

•	subchapter S corporations;

•	U.S. shareholders (as defined below) whose functional currency is not the U.S. dollar;

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies, or RICs;

•	trusts and estates;

•	holders who receive our common stock through the exercise of employee stock options or otherwise as compensation;

•	persons holding our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	persons holding their interest through a partnership or similar pass-through entity;

•	persons holding a 10% or more (by vote or value) beneficial interest in us; and, except to the extent discussed below;

•	tax-exempt organizations; and

•	non-U.S. shareholders (as defined below).
     This summary assumes that shareholders will hold our common stock as capital assets, which generally means as property held for investment.
     THE U.S. FEDERAL INCOME TAX TREATMENT OF HOLDERS OF OUR COMMON STOCK DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF

COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES OF HOLDING OUR COMMON STOCK TO ANY PARTICULAR SHAREHOLDER WILL DEPEND ON THE SHAREHOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF OUR COMMON STOCK.
Taxation of Our Company in General
     We have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, commencing with our taxable year ended December 31, 2009. We believe that we have been organized and we intend to operate in a manner that allows us to qualify for taxation as a REIT under the Internal Revenue Code.
     We have received an opinion of Alston & Bird LLP to the effect that, commencing with our taxable year ended December 31, 2009, we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. It must be emphasized that the opinion of Alston & Bird LLP is based on various assumptions relating to our organization and operation, including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct, all actions described in this prospectus are completed in a timely fashion and that we will at all times operate in accordance with the method of operation described in our organizational documents and this prospectus. Additionally, the opinion of Alston & Bird LLP is conditioned upon factual representations and covenants made by our management and affiliated entities, regarding our organization, assets, present and future conduct of our business operations and other items regarding our ability to meet the various requirements for qualification as a REIT, and assumes that such representations and covenants are accurate and complete and that we will take no action inconsistent with our qualification as a REIT. While we believe that we are organized and intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances or applicable law, no assurance can be given by Alston & Bird LLP or us that we will so qualify for any particular year. Alston & Bird LLP will have no obligation to advise us or the holders of our shares of common stock of any subsequent change in the matters stated, represented or assumed or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.
     Qualification and taxation as a REIT depends on our ability to meet, on a continuing basis, through actual results of operations, distribution levels, diversity of share ownership and various qualification requirements imposed upon REITs by the Internal Revenue Code, the compliance with which will not be reviewed by Alston & Bird LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset and income tests, some of which depend upon the fair market values of assets directly or indirectly owned by us or which serve as security for loans made by us. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy the requirements for qualification and taxation as a REIT.
Taxation of REITs in General
     As indicated above, qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below, under “— Requirements for Qualification as a REIT.” While we believe that we will operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification as a REIT or that we will be able to operate in accordance with the REIT requirements in the future. See “— Failure to Qualify.”
     Provided that we qualify as a REIT, we will generally be entitled to a deduction for dividends that we pay and, therefore, will not be subject to U.S. federal corporate income tax on our net taxable income that is currently distributed to our shareholders. This treatment substantially eliminates the “double taxation” at the corporate and shareholder levels that results generally from investment in a corporation. Rather, income generated by a REIT generally is taxed only at the shareholder level, upon a distribution of dividends by the REIT.

     For tax years through 2012, U.S. shareholders (as defined below) who are individuals are generally taxed on corporate dividends at a maximum rate of 15% (the same as long-term capital gains), thereby substantially reducing, though not completely eliminating, the double taxation that has historically applied to corporate dividends.
     With limited exceptions, however, dividends received by individual U.S. shareholders from us or from other entities that are taxed as REITs will continue to be taxed at rates applicable to ordinary income, with a maximum rate of 35% through 2012. Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the shareholders of the REIT, subject to special rules for certain items, such as capital gains, recognized by REITs. See “— Taxation of Taxable U.S. Shareholders.”
     Even if we qualify for taxation as a REIT, however, we will be subject to U.S. federal income taxation as follows:
•	We will be taxed at regular corporate rates on any undistributed income, including undistributed net capital gains.

•	We may be subject to the “alternative minimum tax” on our items of tax preference, if any.

•	If we have net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “— Prohibited Transactions” and “— Foreclosure Property” below.

•	If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or from certain leasehold terminations as “foreclosure property,” we may thereby avoid (1) the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction) and (2) the inclusion of any income from such property not qualifying for purposes of the REIT gross income tests discussed below, but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on an amount equal to (1) the greater of (A) the amount by which we fail the 75% gross income test or (B) the amount by which we fail the 95% gross income test, as the case may be, multiplied by (2) a fraction intended to reflect our profitability.

•	If we fail to satisfy any of the REIT asset tests, as described below, other than a failure of the 5% or 10% asset tests that do not exceed a statutory de minimis amount as described more fully below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the product of the highest corporate tax rate (currently 35%) and the amount of net income generated by the nonqualifying assets during the period in which we failed to satisfy the asset tests.

•	If we fail to satisfy any provision of the Internal Revenue Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and the violation is due to reasonable cause, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

•	If we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year and (3) any undistributed taxable income from prior periods (or the required distribution), we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (A) the amounts actually distributed (taking into account excess distributions from prior years), plus (B) retained amounts on which income tax is paid at the corporate level.

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our shareholders, as described below in “— Requirements for Qualification as a REIT.”

•	A 100% tax may be imposed on some items of income and expense that are directly or constructively paid between us and any TRSs we may own if and to the extent that the IRS successfully adjusts the reported amounts of these items.

•	If we acquire appreciated assets from a corporation that is not a REIT in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the non-REIT corporation, we will be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the 10-year period following their acquisition from the non-REIT corporation. The results described in this paragraph assume that the non-REIT corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by us.

•	We will generally be subject to tax on the portion of any excess inclusion income derived from an investment in residual interests in real estate mortgage investment conduits or REMICs to the extent our stock is held by specified tax-exempt organizations not subject to tax on unrelated business taxable income. Similar rules will apply if we own an equity interest in a taxable mortgage pool through a subsidiary REIT of our operating partnership. To the extent that we own a REMIC residual interest or a taxable mortgage pool through a TRS, we will not be subject to this tax.

•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a shareholder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the shareholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the shareholder’s basis in our common stock.

•	We may have interests in entities, including TRSs, that are subchapter C corporations, the earnings of which could be subject to U.S. federal corporate income tax.
     In addition, we may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state, local, and foreign income, franchise property and other taxes. We could also be subject to tax in situations and on transactions not presently contemplated.
Requirements for Qualification as a REIT
     The Internal Revenue Code defines a REIT as a corporation, trust or association:
     (1) that is managed by one or more trustees or directors;
     (2) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;
     (3) that would be taxable as a domestic corporation but for the special Internal Revenue Code provisions applicable to REITs;
     (4) that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;
     (5) the beneficial ownership of which is held by 100 or more persons during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months;
     (6) in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include specified entities);
     (7) which meets other tests described below, including with respect to the nature of its income and assets and the amount of its distributions; and
     (8) that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked.

     The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) do not need to be satisfied for the first taxable year for which an election to become a REIT has been made. Our charter provides restrictions regarding the ownership and transfer of its shares, which are intended to assist in satisfying the share ownership requirements described in conditions (5) and (6) above. For purposes of condition (6), an “individual” generally includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit sharing trust.
     Our charter contains restrictions on ownership or transfer of our stock that are designed to ensure that we satisfy the share ownership requirements. In addition, to monitor compliance with the share ownership requirements, we are generally required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our shares of stock, in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the dividends paid by us). A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. Failure by us to comply with these record-keeping requirements could subject us to monetary penalties. If we satisfy these requirements and after exercising reasonable diligence would not have known that condition (6) is not satisfied, we will be deemed to have satisfied such condition. A shareholder that fails or refuses to comply with the demand is required by Treasury Regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.
     In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We satisfy this requirement.
Effect of Subsidiary Entities
Ownership of Partner Interests
     In the case of a REIT that is a partner in an entity that is treated as a partnership for U.S. federal income tax purposes, Treasury Regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets and to earn its proportionate share of the partnership’s gross income based on its pro rata share of capital interests in the partnership for purposes of the asset and gross income tests applicable to REITs, as described below. However, solely for purposes of the 10% value test, described below, the determination of a REIT’s interest in partnership assets will be based on the REIT’s proportionate interest in any securities issued by the partnership, excluding for these purposes, certain securities as described in the Internal Revenue Code. In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share of the assets and items of income of partnerships in which we own an equity interest (including our interest in our operating partnership and its equity interests in lower-tier partnerships) is treated as assets and items of income of our company for purposes of applying the REIT requirements described below. Consequently, to the extent that we directly or indirectly hold a preferred or other equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control or only limited influence over the partnership. A summary of certain rules governing the U.S. federal income taxation of partnerships and their partners is provided below in “— Tax Aspects of Ownership of Equity Interests in Partnerships.”
Disregarded Subsidiaries
     If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs, as summarized below. A qualified REIT subsidiary is any corporation, other than a TRS, that is wholly owned by a REIT, by other disregarded subsidiaries of the REIT or by a combination of the two. Single member limited liability companies that are wholly owned by a REIT are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT gross income and asset tests. Disregarded subsidiaries, along with partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

     In the event that a disregarded subsidiary ceases to be wholly owned by us (for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of us), the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See “— Asset Tests” and “— Gross Income Tests.”
Taxable REIT Subsidiaries
     A REIT, in general, may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat the subsidiary corporation as a TRS. We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a TRS. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, such an entity would generally be subject to corporate income tax on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate and our ability to make distributions to our shareholders.
     A REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the REIT, and the REIT generally recognizes as income the dividends, if any, that it receives from the subsidiary. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below.
     Because a parent REIT does not include the assets and income of such subsidiary corporations in determining the parent’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries or render commercially unfeasible (for example, activities that give rise to certain categories of income such as non-qualifying hedging income or inventory sales). We may hold certain assets in one or more TRSs, subject to the limitation that securities in TRSs may not represent more than 25% of our assets. In general, we intend that loans that we acquire with an intention of selling in a manner that might expose us to a 100% tax on “prohibited transactions” will be acquired by a TRS. If dividends are paid to us by one or more TRSs we may own, then a portion of the dividends that we distribute to shareholders who are taxed at individual rates generally will be eligible for taxation at preferential qualified dividend income tax rates rather than at ordinary income rates. See “— Taxation of Taxable U.S. Shareholders” and “— Annual Distribution Requirements.”
     Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, a TRS may not deduct interest payments made in any year to an affiliated REIT to the extent that the TRS’s net interest expense exceeds, generally, 50% of the TRS’s adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between a REIT, its tenants and/or the TRS, that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess.
Gross Income Tests
     In order to maintain our qualification as a REIT, we annually must satisfy two gross income tests. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions” and certain hedging transactions, must be derived from investments relating to real property or mortgages on real property, including “rents from real property,” dividends received from and gains from the disposition of other shares of REITs, interest income derived from mortgage loans secured by real property (including certain types of RMBS and CMBS), and gains from the sale of real estate assets, as well as income from certain kinds of temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging transactions, must be derived from some combination of income that qualifies under the 75% gross income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

     For purposes of the 75% and 95% gross income tests, a REIT is deemed to have earned a proportionate share of the income earned by any partnership, or any limited liability company treated as a partnership for U.S. federal income tax purposes, in which it owns an interest, which share is determined by reference to its capital interest in such entity, and is deemed to have earned the income earned by any qualified REIT subsidiary.
Interest Income
     Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired the mortgage loan, the interest income will be apportioned between the real property and the other property, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.
     We intend to invest in RMBS and CMBS that are either pass-through certificates or CMOs as well as mortgage loans and mezzanine loans. We expect that the RMBS and CMBS will be treated either as interests in a grantor trust or as interests in a REMIC for U.S. federal income tax purposes and that all interest income from our RMBS and CMBS will be qualifying income for the 95% gross income test. In the case of mortgage-backed securities treated as interests in grantor trusts, we would be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust. The interest on such mortgage loans would be qualifying income for purposes of the 75% gross income test to the extent that the obligation is secured by real property, as discussed above. In the case of RMBS or CMBS treated as interests in a REMIC, income derived from REMIC interests will generally be treated as qualifying income for purposes of the 75% and 95% gross income tests. If less than 95% of the assets of the REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC and income derived from the interest will qualify for purposes of the 75% gross income test. In addition, some REMIC securitizations include imbedded interest swap or cap contracts or other derivative instruments that potentially could produce non-qualifying income for the holder of the related REMIC securities. Among the assets we may hold are certain mezzanine loans secured by equity interests in a pass-through entity that directly or indirectly owns real property, rather than a direct mortgage on the real property. Revenue Procedure 2003-65 provides a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests (described below), and interest derived from it will be treated as qualifying mortgage interest for purposes of the 75% gross income test (described above). Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. The mezzanine loans that we acquire may not meet all of the requirements for reliance on this safe harbor. Hence, there can be no assurance that the IRS will not challenge the qualification of such assets as real estate assets for purposes of the REIT asset tests (described below) or the interest generated by these loans as qualifying income under the 75% gross income test (described above). To the extent we make corporate mezzanine loans, such loans will not qualify as real estate assets and interest income with respect to such loans will not be qualifying income for the 75% gross income test (described above).
     We believe that substantially all of our income from our mortgage-related securities generally will be qualifying income for purposes of the REIT gross income tests. However, to the extent that we own non-REMIC CMOs or other debt instruments secured by mortgage loans (rather than by real property), the interest income received with respect to such securities generally will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. In addition, the loan amount of a mortgage loan that we own may exceed the value of the real property securing the loan. In that case, income from the loan will be qualifying income for purposes of the 95% gross income test, but the interest attributable to the amount of the loan that exceeds the value of the real property securing the loan will not be qualifying income for purposes of the 75% gross income test.
     We may purchase Agency RMBS through TBAs and may recognize income or gains from the disposition of those TBAs through dollar roll transactions. There is no direct authority with respect to the qualifications of income or gains from dispositions of TBAs as gains from the sale of real property (including interests in real property and interests in mortgages on real property) or other qualifying income for purposes of the 75% gross income test. We will not treat these items as qualifying for purposes of the 75% gross income test unless we receive advice of our counsel that such income and gains should be treated as qualifying for purposes of the 75% gross income test. As a result, our ability to enter into TBAs could be limited. Moreover, even if we were to receive advice of counsel as described in the preceding sentence, it is possible that the IRS could assert that such income is not qualifying income. In the event that such income were determined not to be qualifying for the 75% gross income test, we could be subject to a penalty tax or we could fail to qualify as a REIT if such income when added to any other non-qualifying income exceeded 25% of our gross income.
Dividend Income
     We may receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions are generally classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions generally constitute qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Any dividends received by us from a REIT is qualifying income in our hands for purposes of both the 95% and 75% gross income tests.
Hedging Transactions
     We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swap agreements, interest rate cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury Regulations, any income from a hedging transaction we enter into (1) in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury Regulations before the close of the day on which it was acquired, originated, or entered into, or (2) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests which is clearly identified as such before the close of the day on which it was acquired, originated, or entered into, will not constitute gross income for purposes of the 75% or 95% gross income test. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.
Rents from Real Property
     We currently do not intend to acquire real property with the proceeds of this offering. However, to the extent that we own real property or interests therein, rents we receive qualify as “rents from real property” in satisfying the gross income tests described above, only if several conditions are met, including the following. If rent attributable to personal property leased in connection with real property is greater than 15% of the total rent received under any particular lease, then all of the rent attributable to such personal property will not qualify as rents from real property. The determination of whether an item of personal property constitutes real or personal property under the REIT provisions of the Internal Revenue Code is subject to both legal and factual considerations and is therefore subject to different interpretations.
     In addition, in order for rents received by us to qualify as “rents from real property,” the rent must not be based in whole or in part on the income or profits of any person. However, an amount will not be excluded from rents from real property solely by being based on a fixed percentage or percentages of sales or if it is based on the net income of a tenant which derives substantially all of its income with respect to such property from subleasing of substantially all of such property, to the extent that the rents paid by the subtenants would qualify as rents from real property, if earned directly by us. Moreover, for rents received to qualify as “rents from real property,” we generally must not operate or manage the property or furnish or render certain services to the tenants of such property, other than through an “independent contractor” who is adequately compensated and from which we derive no income or through a TRS. We are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide non-customary services to tenants of our properties without disqualifying all of the rent from the property if the payment for such services does not exceed 1% of the total gross income from the property. In such a case, only the amounts for non-customary services are not treated as rents from real property, and the provision of the services does not disqualify the related rent.
     Rental income will qualify as rents from real property only to the extent that we do not directly or constructively own, (1) in the case of any tenant which is a corporation, stock possessing either 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total value of shares of all classes of stock of such tenant, or (2) in the case of any tenant which is not a corporation, an interest of 10% or more in the assets or net profits of such tenant.
Failure to Satisfy the Gross Income Tests
     We intend to monitor our sources of income, including any non-qualifying income received by us, so as to ensure our compliance with the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for the year if we are entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions will generally be available if the failure of our company to meet these tests was due to reasonable cause and not due to willful neglect and, following the identification of such failure, we set forth a description of each item of our gross income that satisfies the gross income tests in a schedule for the taxable year filed in accordance with the Treasury Regulations. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will not qualify as a REIT. As discussed above under “— Taxation of REITs in General,” even where these relief provisions apply, a tax would be imposed upon the profit attributable to the amount by which we fail to satisfy the particular gross income test.
Phantom Income
     Due to the nature of the assets in which we will invest, we may be required to recognize taxable income from certain of our assets in advance of our receipt of cash flow on or proceeds from disposition of such assets, and we may be required to report taxable income in early periods that exceeds the economic income ultimately realized on such assets.
     We may acquire debt instruments in the secondary market for less than their face amount. The discount at which such debt instruments are acquired may reflect doubts about their ultimate collectability rather than current market interest rates. The amount of such discount will nevertheless generally be treated as “market discount” for U.S. federal income tax purposes. Market discount on a debt instrument generally accrues on the basis of the constant yield to maturity of the debt instrument, based generally on the assumption that all future payments on the debt instrument will be made. Accrued market discount is reported as income when, and to the extent that, any payment of principal on the debt instrument is made. In the case of residential mortgage loans, principal payments are ordinarily made monthly, and consequently, accrued market discount may have to be included in income each month as if the debt instrument were assured of ultimately being collected in full. If we collect less on the debt instrument than our purchase price plus any market discount we had previously reported as income, we may not be able to benefit from any offsetting loss deductions in a subsequent taxable year.
     Some of the mortgage-backed securities that we purchase will likely have been issued with original issue discount, or OID. We will be required to accrue OID based on a constant yield method and income will accrue on the debt instrument based on the assumption that all future payments on such mortgage-backed securities will be made. If such mortgage-backed securities turn out not to be fully collectible, an offsetting loss deduction will only become available in a later year when uncollectability is provable.
     In addition, we may acquire distressed debt investments that are subsequently modified by agreement with the borrower. If the amendments to the outstanding debt are “significant modifications” under applicable Treasury Regulations, the modified debt may be considered to have been reissued to us at a gain in a debt-for-debt exchange with the borrower. In that event, we may be required to recognize income to the extent that principal amount of the modified debt exceeds our adjusted tax basis in the unmodified debt, and we would hold the modified loan with a cost basis equal to its principal amount for U.S. federal income tax purposes.
     In the event that any mortgage-related assets acquired by us are delinquent as to mandatory principal and interest payments, or in the event a borrower with respect to a particular debt instrument acquired by us encounters financial difficulty rendering it unable to pay stated interest as due, we may nonetheless be required to continue to recognize the unpaid interest as taxable income.
     Due to each of these potential differences between income recognition or expense deduction and cash receipts or disbursements, there is a significant risk that we may have substantial taxable income in excess of cash available for distribution. In that event, we may need to borrow funds or take other action to satisfy the REIT distribution requirements for the taxable year in which this “phantom income” is recognized. See “— Annual Distribution Requirements.”

Asset Tests
     At the close of each calendar quarter, we must satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs and certain kinds of RMBS, CMBS and mortgage loans. Regular or residual interest in REMICs are generally treated as a real estate asset. If, however, less than 95% of the assets of a REMIC consists of real estate assets (determined as if we held such assets), we will be treated as owning our proportionate share of the assets of the REMIC. In the case of interests in grant or trusts, we will be treated as owning an undivided beneficial interest in the mortgage loans held by the grantor trust. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below. Second, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our gross assets. Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. Fourth, the aggregate value of all securities of TRSs held by us may not exceed 25% of the value of our gross assets.
     The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries. The 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Internal Revenue Code, including but not limited to any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, (1) a REIT’s interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test; (2) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% REIT gross income test; and (3) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership.
     For purposes of the 10% value test, “straight debt” means a written unconditional promise to pay on demand on a specified date a sum certain in money if (1) the debt is not convertible, directly or indirectly, into stock, (2) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Internal Revenue Code and (3) in the case of an issuer which is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our “controlled taxable REIT subsidiaries” as defined in the Internal Revenue Code, hold any securities of the corporate or partnership issuer which (A) are not straight debt or other excluded securities (prior to the application of this rule), and (B) have an aggregate value greater than 1% of the issuer’s outstanding securities (including, for the purposes of a partnership issuer, our interest as a partner in the partnership).
     We may hold certain mezzanine loans that do not qualify for the safe harbor in Revenue Procedure 2003-65 discussed above pursuant to which certain loans secured by a first priority security interest in equity interests in a pass-through entity that directly or indirectly own real property will be treated as qualifying assets for purposes of the 75% real estate asset test and therefore not be subject to the 10% vote or value test. In addition such mezzanine loans may not qualify as “straight debt” securities or for one of the other exclusions from the definition of “securities” for purposes of the 10% value test. We intend to make any such investments in such a manner as not to fail the asset tests described above.
     We may hold certain participation interests, including B Notes, in mortgage loans and mezzanine loans originated by other lenders. B Notes are interests in underlying loans created by virtue of participations or similar agreements to which the originators of the loans are parties, along with one or more participants. The borrower on the underlying loan is typically not a party to the participation agreement. The performance of this investment depends upon the performance of the underlying loan and, if the underlying borrower defaults, the participant typically has no recourse against the originator of the loan. The originator often retains a senior position in the underlying loan and grants junior participations which absorb losses first in the event of a default by the borrower. We generally expect to treat our participation interests as qualifying real estate assets for purposes of the REIT asset tests and interest that we derive from such investments as qualifying mortgage interest for purposes of the 75% gross income test discussed above. The appropriate treatment of participation interests for U.S. federal income tax purposes is not entirely certain, however, and no assurance can be given that the IRS will not challenge our treatment of our participation interests. In the event of a determination that such participation interests do not qualify as real estate assets, or that the income that we derive from such participation interests does not qualify as mortgage interest for purposes of the REIT asset and income tests, we could be subject to a penalty tax, or could fail to qualify as a REIT.
     After initially meeting the asset tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire securities during a quarter, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. If we fail the 5% asset test, or the 10% vote or value asset tests at the end of any quarter and such failure is not cured within 30 days thereafter, we may dispose of sufficient assets (generally within six months after the last day of the quarter in which our identification of the failure to satisfy these asset tests occurred) to cure such a violation that does not exceed the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000. If we fail any of the other asset tests or our failure of the 5% and 10% asset tests is in excess of the de minimis amount described above, as long as such failure was due to reasonable cause and not willful neglect, we are permitted to avoid disqualification as a REIT, after the 30-day cure period, by taking steps including the disposition of sufficient assets to meet the asset test (generally within six months after the last day of the quarter in which our identification of the failure to satisfy the REIT asset test occurred) and paying a tax equal to the greater of $50,000 or the highest corporate income tax rate (currently 35%) of the net income generated by the non-qualifying assets during the period in which we failed to satisfy the asset test.
     We expect that the assets and mortgage-related securities that we own generally will be qualifying assets for purposes of the 75% asset test. However, to the extent that we own non-REMIC CMOs or other debt instruments secured by mortgage loans (rather than by real property) or secured by non-real estate assets, or debt securities issued by C corporations that are not secured by mortgages on real property, those securities may not be qualifying assets for purposes of the 75% asset test. We may purchase Agency RMBS through TBAs. There is no direct authority with respect to the qualification of TBAs as real estate assets or Government securities for purposes of the 75% asset test and we will not treat TBAs as such unless we receive advice of our counsel that TBAs should be treated as qualifying assets for purposes of the 75% asset test. As a result, our ability to purchase TBAs could be limited. Moreover, even if we were to receive advice of counsel as described in the preceding sentence, it is possible that the IRS could assert that TBAs are not qualifying assets in which case we could be subject to a penalty tax or fail to qualify as a REIT if such assets, when combined with other non-real estate assets exceeds 25% of our gross assets.
     We believe that our holdings of securities and other assets will be structured in a manner that will comply with the foregoing REIT asset requirements and intend to monitor compliance on an ongoing basis. Moreover, values of some assets may not be susceptible to a precise determination and are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset tests. Accordingly, there can be no assurance that the IRS will not contend that our interests in subsidiaries or in the securities of other issuers (including REIT issuers) cause a violation of the REIT asset tests.
     In addition, we intend to enter into repurchase agreements under which we will nominally sell certain of our assets to a counterparty and simultaneously enter into an agreement to repurchase the sold assets. We believe that we will be treated for U.S. federal income tax purposes as the owner of the assets that are the subject of any such agreement notwithstanding that we may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the assets during the term of the repurchase agreement, in which case we could fail to qualify as a REIT.
Annual Distribution Requirements
     In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our shareholders in an amount at least equal to:
     (a) the sum of:
•	90% of our “REIT taxable income” (computed without regard to our deduction for dividends paid and our net capital gains); and

•	90% of the net income (after tax), if any, from foreclosure property (as described below); minus
     (b) the sum of specified items of non-cash income that exceeds a percentage of our income.
     These distributions must be paid in the taxable year to which they relate or in the following taxable year if such distributions are declared in October, November or December of the taxable year, are payable to shareholders of record on a specified date in any such month and are actually paid before the end of January of the following year. Such distributions are treated as both paid by us and received by each shareholder on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for the year and be paid with or before the first regular dividend payment after such declaration, provided that such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to our shareholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement.
     In order for distributions to be counted towards our distribution requirement and to give rise to a tax deduction by us, they must not be “preferential dividends.” A dividend is not a preferential dividend if it is pro rata among all outstanding shares of stock within a particular class and is in accordance with the preferences among different classes of stock as set forth in our organizational documents.
     To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. In addition, we may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect to have our shareholders include their proportionate share of such undistributed long-term capital gains in income and receive a corresponding credit for their proportionate share of the tax paid by us. Our shareholders would then increase the adjusted basis of their stock in us by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their proportionate shares.
     If we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year and (3) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed (taking into account excess distributions from prior periods) and (y) the amounts of income retained on which we have paid corporate income tax. We intend to make timely distributions so that we are not subject to the 4% excise tax.
     It is possible that we, from time to time, may not have sufficient cash to meet the distribution requirements due to timing differences between (1) the actual receipt of cash, including receipt of distributions from our subsidiaries and (2) the inclusion of items in income by us for U.S. federal income tax purposes. For example, we may acquire assets, including debt instruments requiring us to accrue OID or recognize market discount income that generate taxable income in excess of economic income or in advance of the receipt of corresponding cash flow. See “— Gross Income Tests — Phantom Income.” In addition, we may be required under the terms of certain indebtedness to use cash received from interest payments to make principal payments on such indebtedness. In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends. We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing our qualification as a REIT or being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.
Recordkeeping Requirements
     We are required to maintain records and request on an annual basis information from specified shareholders. These requirements are designed to assist us in determining the actual ownership of our outstanding stock and maintaining our qualifications as a REIT.
Prohibited Transactions
     Net income we derive from a prohibited transaction (including any foreign currency gain, as defined in Section 988(b)(1) of the Internal Revenue Code, minus any foreign currency loss, as defined in Section 988(b)(2) of the Internal Revenue Code) is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held as inventory or primarily for sale to customers in the ordinary course of a trade or business by a REIT, by a lower-tier partnership in which the REIT holds an equity interest or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to the REIT. We intend to conduct our operations so that no asset owned by us or our pass-through subsidiaries will be held as inventory or primarily for sale to customers and that a sale of any assets owned by us directly or through a pass-through subsidiary will not be in the ordinary course of business. However, whether property is held as inventory or “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any particular asset in which we hold a direct or indirect interest will not be treated as property held as inventory or primarily for sale to customers or that certain safe harbor provisions of the Internal Revenue Code that prevent such treatment will apply. The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate income tax rates.
Foreclosure Property
     Foreclosure property is real property and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid on the property at foreclosure or having otherwise reduced the property to ownership or possession by agreement or process of law after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. We do not anticipate that we will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, but if we do receive any such income, we intend to elect to treat the related property as foreclosure property.
Taxable Mortgage Pools and Excess Inclusion Income
     An entity, or a portion of an entity, may be classified as a taxable mortgage pool, or TMP, under the Internal Revenue Code if:
•	substantially all of its assets consist of debt obligations or interests in debt obligations;

•	more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages as of specified testing dates,

•	the entity has issued debt obligations (liabilities) that have two or more maturities; and

•	the payments required to be made by the entity on its debt obligations (liabilities) “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.
     Under regulations issued by the U.S. Treasury Department, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a TMP. Our financing and securitization arrangements may give rise to TMPs, with the consequences as described below.
     Where an entity, or a portion of an entity, is classified as a TMP, it is generally treated as a taxable corporation for federal income tax purposes. In the case of a REIT, or a portion of a REIT, or a disregarded subsidiary of a REIT, that is a TMP, however, special rules apply. The TMP is not treated as a corporation that is subject to corporate income tax, and the TMP classification does not directly affect the tax status of the REIT. Rather, the consequences of the TMP classification would, in general, except as described below, be limited to the shareholders of the REIT.
     A portion of the REIT’s income from the TMP arrangement, which might be non-cash accrued income, could be treated as “excess inclusion income.” Under recently issued IRS guidance, the REIT’s excess inclusion income, including any excess inclusion income from a residual interest in a REMIC, must be allocated among its shareholders in proportion to dividends paid. The REIT is required to notify shareholders of the amount of “excess inclusion income” allocated to them. A shareholder’s share of excess inclusion income:
•	cannot be offset by any net operating losses otherwise available to the shareholder;

•	is subject to tax as unrelated business taxable income in the hands of most types of shareholders that are otherwise generally exempt from federal income tax; and

•	results in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty or other exemption, to the extent allocable to most types of foreign shareholders.
     To the extent that excess inclusion income is allocated to a tax-exempt shareholder of a REIT that is not subject to unrelated business income tax (such as a government entity or charitable remainder trust), the REIT may be subject to tax on this income at the highest applicable corporate tax rate (currently 35%). In that case, the REIT could reduce distributions to such shareholders by the amount of such tax paid by the REIT attributable to such shareholder’s ownership. Treasury regulations provide that such a reduction in distributions does not give rise to a preferential dividend that could adversely affect the REIT’s compliance with its distribution requirements. The manner in which excess inclusion income is calculated, or would be allocated to shareholders, including allocations among shares of different classes of stock, is not clear under current law. As required by IRS guidance, we intend to make such determinations using a reasonable method. Tax-exempt investors, foreign investors and taxpayers with net operating losses should carefully consider the tax consequences described above, and are urged to consult their tax advisors.
     If our operating partnership or another subsidiary partnership of ours that we do not wholly own, directly or through one or more disregarded entities, were a TMP, the foregoing rules would not apply. Rather, the partnership that is a TMP would be treated as a corporation for federal income tax purposes. In addition, this characterization would alter our income and asset test calculations, and could adversely affect our compliance with those requirements. We intend to monitor the structure of any TMPs in which we have an interest to ensure that they will not adversely affect our status as a REIT.
Failure to Qualify
     In the event that we violate a provision of the Internal Revenue Code that would result in our failure to qualify as a REIT, other than a violation under the gross income or asset tests described above (for which other specified relief provisions are available), we may nevertheless continue to qualify as a REIT under specified relief provisions available to us to avoid such disqualification if the violation is due to reasonable cause and not due to willful neglect, and we pay a penalty of $50,000 for each failure to satisfy a requirement for qualification as a REIT . This cure provision reduces the instances that could lead to our disqualification as a REIT for violations due to reasonable cause. If we fail to qualify for taxation as a REIT in any taxable year and none of the relief provisions of the Internal Revenue Code apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to our shareholders in any year in which we are not a REIT will not be deductible by us, nor will they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, and, subject to limitations of the Internal Revenue Code, distributions to our shareholders will generally be taxable in the case of our shareholders who are individual U.S. shareholders (as defined below), at a maximum rate of 15% through 2012, and dividends in the hands of our corporate U.S. shareholders may be eligible for the dividends received deduction. Unless we are entitled to relief under the specific statutory provisions, we will also be disqualified from re-electing to be taxed as a REIT for the four taxable years following a year during which qualification was lost. It is not possible to state whether, in all circumstances, we will be entitled to statutory relief.
Tax Aspects of Ownership of Equity Interests in Partnerships
General
     We may hold assets through entities that are classified as partnerships for U.S. federal income tax purposes, including our interest in our operating partnership and any equity interests in lower-tier partnerships. The Legacy Loan PPIF and the Legacy Securities PPIF that we have invested in are structured as limited partnerships or limited liability companies that are taxable as partnerships for U.S. federal income tax purposes, so that the rules described in “— Effect of Subsidiary Entities” and the following paragraph will apply to our investments in such entities.
     In general, partnerships are “pass-through” entities that are not subject to U.S. federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are subject to tax on these items without regard to whether the partners receive a distribution from the partnership. We will include in our income our proportionate share of these partnership items for purposes of the various REIT income tests, based on our capital interest in such partnership, and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we will include our proportionate share of assets held by subsidiary partnerships, based on our capital interest in such partnerships (other than for purposes of the

10% value test, for which the determination of our interest in partnership assets will be based on our proportionate interest in any securities issued by the partnership excluding, for these purposes, certain excluded securities as described in the Internal Revenue Code). Consequently, to the extent that we hold an equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control, or only limited influence, over the partnership.
Entity Classification
     The ownership by us of equity interests in partnerships, including our operating partnership, involves special tax considerations, including the possibility of a challenge by the IRS of the status of a partnership as a partnership, as opposed to an association taxable as a corporation, for U.S. federal income tax purposes. Because it is likely that at least half of our operating partnership’s investments will be mortgage loans and the operating partnership intends to use leverage to finance the investments, the taxable mortgage pool rules potentially could apply to the operating partnership. However, the operating partnership does not intend on incurring any indebtedness, the payments on which bear a relationship to payments (including payments at maturity) received by the operating partnership from its investments. Accordingly, the operating partnership does not believe it will be an obligor under debt obligations with two or more maturities, the payments on which bear a relationship to payments on the operating partnership’s debt investments, and, therefore, the operating partnership does not believe that it will be classified as a taxable mortgage pool. If our operating partnership or any subsidiary partnership were treated as an association for U.S. federal income tax purposes, it would be taxable as a corporation and, therefore, could be subject to an entity-level tax on its income. In such a situation, the character of our assets and items of our gross income would change and would preclude us from satisfying the REIT asset tests (particularly the tests generally preventing a REIT from owning more than 10% of the voting securities, or more than 10% of the value of the securities, of a corporation) or the gross income tests as discussed in “— Asset Tests” and “— Gross Income Tests” above, and in turn would prevent us from qualifying as a REIT. See “— Failure to Qualify,” above, for a discussion of the effect of our failure to meet these tests for a taxable year.
     In addition, any change in the status of any of our subsidiary partnerships for tax purposes might be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirements without receiving any cash.
Tax Allocations with Respect to Partnership Properties
     The partnership agreement of our operating partnership generally provides that items of operating income and loss will be allocated to the holders of units in proportion to the number of units held by each holder. If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Internal Revenue Code and the Treasury Regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Our operating partnership’s allocations of income and loss are intended to comply with the requirements of Section 704(b) of the Internal Revenue Code and the Treasury Regulations promulgated under this section of the Internal Revenue Code. Under the Internal Revenue Code and the Treasury Regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property and the adjusted tax basis of such property at the time of the contribution, or a book-tax difference. Such allocations are solely for U.S. federal income tax purposes and do not affect partnership capital accounts or other economic or legal arrangements among the partners. To the extent that any of our subsidiary partnerships acquires appreciated (or depreciated) properties by way of capital contributions from its partners, allocations would need to be made in a manner consistent with these requirements.
Taxation of Taxable U.S. Shareholders
     This section summarizes the taxation of U.S. shareholders that are not tax-exempt organizations. For these purposes, a U.S. shareholder is a beneficial owner of our common stock that for U.S. federal income tax purposes is:
•	a citizen or resident of the U.S.;

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or of a political subdivision thereof (including the District of Columbia);
•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.
     If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our stock by the partnership.
New Unearned Income Medicare Tax
     Under the recently enacted Healthcare and Education Reconciliation Act of 2010, amending the Patient Protection and Affordable Care Act, high-income U.S. individuals, estates, and trusts will be subject to an additional 3.8% tax on net investment income in tax years beginning after December 31, 2012. For these purposes, net investment income includes dividends and gains from sales of stock. In the case of an individual, the tax will be 3.8% of the lesser of the individual’s net investment income or the excess of the individual’s modified adjusted gross income over $250,000 in the case of a married individual filing a joint return or a surviving spouse, $125,000 in the case of a married individual filing a separate return, or $200,000 in the case of a single individual.
Extension of Capital Gain and Qualified Dividend Rates
     The recently enacted Tax Relief, Unemployment Insurance Reauthorization and Job Creation Act of 2010 extends the 2001 and 2003 tax rates for taxpayers that are taxable as individuals, trusts and estates through 2012, including the maximum 35% tax rate on ordinary income and maximum 15% tax rate for long-term capital gains and qualified dividends. As noted below, dividends distributed by REITs generally will not constitute qualified dividend income eligible for the 15% rate and generally will be taxable at the higher ordinary income tax rates.
Distributions
     Provided that we qualify as a REIT, distributions made to U.S. shareholders out of our current and accumulated earnings and profits that are not designated as capital gain dividends will generally be taken into account by U.S. shareholders as ordinary dividend income and will not be eligible for the dividends received deduction for corporations. In determining the extent to which a distribution with respect to our common stock constitutes a dividend for U.S. federal income tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred stock, if any, and then to our common stock. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates applicable to individual U.S. shareholders who receive dividends from taxable subchapter C corporations.
     Distributions from us that we designate as capital gain dividends will be taxed to U.S. shareholders as long-term capital gains to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. shareholder has held its stock. To the extent that we elect under the applicable provisions of the Internal Revenue Code to retain our net capital gains, U.S. shareholders will be treated as having received, for U.S. federal income tax purposes, our undistributed capital gains as well as a corresponding credit for taxes paid by us on such retained capital gains. U.S. shareholders will increase their adjusted tax basis in our common stock by the difference between their allocable share of such retained capital gain and their share of the tax paid by us. Corporate U.S. shareholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 15% (through 2012) in the case of U.S. shareholders who are individuals, and 35% for corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for individual U.S. shareholders, to the extent of previously claimed depreciation deductions.
     Distributions in excess of our current and accumulated earnings and profits will not be taxable to a U.S. shareholder to the extent that they do not exceed the adjusted tax basis of the U.S. shareholder’s shares in respect of which the distributions were made, but rather will reduce the adjusted tax basis of these shares. To the extent that such distributions exceed the adjusted tax basis of an individual U.S. shareholder’s shares, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. Any dividend declared by us in October, November or December of any year and payable to a U.S. shareholder of record on a specified date in any such month will be treated as both paid by us and received by the U.S. shareholder on December 31 of such year, provided that the dividend is actually paid by us before the end of January of the following calendar year.
     With respect to U.S. shareholders who are taxed at the rates applicable to individuals, we may elect to designate a portion of our distributions paid to such U.S. shareholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. shareholders as capital gain, provided that the U.S. shareholder has held the common stock with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such common stock became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:
     (a) the qualified dividend income received by us during such taxable year from non-REIT C corporations (including any TRS in which we may own an interest);
     (b) the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and
     (c) the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT C corporation over the U.S. federal income tax paid by us with respect to such built-in gain.
Generally, dividends that we receive will be treated as qualified dividend income for purposes of (a) above if the dividends are received from a domestic C corporation (other than a REIT or a RIC), any TRS we may form, or a “qualifying foreign corporation” and specified holding period requirements and other requirements are met. We do not anticipate that a substantial portion of our dividends will be qualified dividends.
     To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See “— Taxation of Our Company in General” and “— Annual Distribution Requirements.” Such losses, however, are not passed through to U.S. shareholders and do not offset income of U.S. shareholders from other sources, nor do they affect the character of any distributions that are actually made by us, which are generally subject to tax in the hands of U.S. shareholders to the extent that we have current or accumulated earnings and profits.
Dispositions of Our Common Stock
     In general, a U.S. shareholder will realize gain or loss upon the sale, redemption or other taxable disposition of our common stock in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. shareholder’s adjusted tax basis in the common stock at the time of the disposition. In general, a U.S. shareholder’s adjusted tax basis will equal the U.S. shareholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. shareholder (discussed above) less tax deemed paid on it and reduced by the amount of distributions that are treated as returns of capital. In general, capital gains recognized by individuals and other non-corporate U.S. shareholders upon the sale or disposition of shares of our common stock will be subject to a maximum U.S. federal income tax rate of 15% for taxable years through 2012, if our common stock is held for more than 12 months, and will be taxed at ordinary income rates (of up to 35% through 2012) if our common stock is held for 12 months or less. Gains recognized by U.S. shareholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate holders) to a portion of capital gain realized by a non-corporate holder on the sale of REIT stock or depositary shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.”
     Holders are advised to consult with their tax advisors with respect to their capital gain tax liability. Capital losses recognized by a U.S. shareholder upon the disposition of our common stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. shareholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our common stock by a U.S. shareholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that were required to be treated by the U.S. shareholder as long-term capital gain.
Passive Activity Losses and Investment Interest Limitations
     Distributions made by us and gain arising from the sale or exchange by a U.S. shareholder of our common stock will not be treated as passive activity income. As a result, U.S. shareholders will not be able to apply any “passive losses” against income or gain relating to our common stock. Distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. shareholder that elects to treat capital gain dividends, capital gains from the disposition of stock or qualified dividend income as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts.
Taxation of Tax-Exempt U.S. Shareholders
     U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. The IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt U.S. shareholder has not held our common stock as “debt financed property” within the meaning of the Internal Revenue Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt shareholder), (2) our common stock is not otherwise used in an unrelated trade or business and (3) we do not hold an asset that gives rise to “excess inclusion income” distributions from us and income from the sale of our common stock generally should not give rise to UBTI to a tax-exempt U.S. shareholder. As previously noted, we expect to engage in transactions that would result in a portion of our dividend income being considered “excess inclusion income,” and accordingly, it is likely that a portion of our dividends received by a tax-exempt shareholder will be treated as UBTI.
     Tax-exempt U.S. shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI.
     In certain circumstances, a pension trust (1) that is described in Section 401(a) of the Internal Revenue Code, (2) is tax exempt under Section 501(a) of the Internal Revenue Code, and (3) that owns more than 10% of our stock could be required to treat a percentage of the dividends from us as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (1) either (A) one pension trust owns more than 25% of the value of our stock, or (B) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of such stock; and (2) we would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Internal Revenue Code provides that stock owned by such trusts shall be treated, for purposes of the requirement that not more than 50% of the value of the outstanding stock of a REIT is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include certain entities), as owned by the beneficiaries of such trusts. Certain restrictions on ownership and transfer of our stock should generally prevent a tax-exempt entity from owning more than 10% of the value of our stock or us from becoming a pension-held REIT.
     Tax-exempt U.S. shareholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign tax consequences of owning our stock.
Taxation of Non-U.S. Shareholders
     The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock applicable to non-U.S. shareholders of our common stock. For purposes of this summary, a non-U.S. shareholder is a beneficial owner of our common stock that is not a U.S. shareholder or an entity that is treated as a partnership for U.S. federal income tax purposes. The discussion is based on current law and is for general information only. It addresses only selective and not all aspects of U.S. federal income taxation.

Ordinary Dividends
     The portion of dividends received by non-U.S. shareholders payable out of our earnings and profits that are not attributable to gains from sales or exchanges of U.S. real property interests and which are not effectively connected with a U.S. trade or business of the non-U.S. shareholder will generally be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. In addition, any portion of the dividends paid to non-U.S. shareholders that are treated as excess inclusion income will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate. As previously noted, we expect to engage in transactions that result in a portion of our dividends being considered excess inclusion income, and accordingly, it is likely that a portion of our dividend income will not be eligible for exemption from the 30% withholding rate or a reduced treaty rate.
     In general, non-U.S. shareholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. shareholder’s investment in our common stock is, or is treated as, effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such dividends, and may also be subject to the 30% branch profits tax on the income after the application of the income tax in the case of a non-U.S. shareholder that is a corporation.
Non-Dividend Distributions
     Unless (1) our common stock constitutes a U.S. real property interest, or USRPI or (2) either (A) the non-U.S. shareholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. shareholder (in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain) or (B) the non-U.S. shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S. (in which case the non-U.S. shareholder will be subject to a 30% tax on the individual’s net capital gain for the year), distributions by us which are not dividends out of our earnings and profits will not be subject to U.S. federal income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. shareholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our common stock constitutes a USRPI, as described below, distributions by us in excess of the sum of our earnings and profits plus the non-U.S. shareholder’s adjusted tax basis in our common stock will be taxed under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. shareholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the shareholder’s share of our earnings and profits.
Capital Gain Dividends
     Under FIRPTA, a distribution made by us to a non-U.S. shareholder, to the extent attributable to gains from dispositions of USRPIs held by us directly or through pass-through subsidiaries (or USRPI capital gains), will be considered effectively connected with a U.S. trade or business of the non-U.S. shareholder and will be subject to U.S. federal income tax at the rates applicable to U.S. shareholders, without regard to whether the distribution is designated as a capital gain dividend. In addition, we will be required to withhold tax equal to 35% of the amount of capital gain dividends to the extent the dividends constitute USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. However, the 35% withholding tax will not apply to any capital gain dividend with respect to any class of our stock which is regularly traded on an established securities market located in the U.S. if the non-U.S. shareholder did not own more than 5% of such class of stock at any time during the taxable year. Instead any capital gain dividend will be treated as a distribution subject to the rules discussed above under “— Taxation of Non-U.S. Shareholders — Ordinary Dividends.” Also, the branch profits tax will not apply to such a distribution. A distribution is not a USRPI capital gain if we held the underlying asset solely as a creditor, although the holding of a shared appreciation mortgage loan would not be solely as a creditor. Capital gain dividends received by a non-U.S. shareholder from a REIT that are not USRPI capital gains are generally not subject to U.S. federal income or withholding tax, unless either (1) the non-U.S. shareholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. shareholder (in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain) or (2) the non-U.S. shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S. (in which case the non-U.S. shareholder will be subject to a 30% tax on the individual’s net capital gain for the year).
Dispositions of Our Common Stock
     Unless our common stock constitutes a USRPI, a sale of the stock by a non-U.S. shareholder generally will not be subject to U.S. federal income taxation under FIRPTA. The stock will not be treated as a USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the U.S., excluding, for this purpose, interests in real property solely in a capacity as a creditor. We do not expect that more than 50% of our assets will consist of interests in real property located in the U.S.
     Even if our shares of common stock otherwise would be a USRPI under the foregoing test, our shares of common stock will not constitute a USRPI if we are a domestically controlled REIT. A domestically controlled REIT is a REIT in which, at all times during a specified testing period (generally the lesser of the five year period ending on the date of disposition of our shares of common stock or the period of our existence), less than 50% in value of its outstanding shares of common stock is held directly or indirectly by non-U.S. shareholders. We believe we will be a domestically controlled REIT and, therefore, the sale of our common stock should not be subject to taxation under FIRPTA. However, because our stock will be widely held, we cannot assure our investors that we will be a domestically controlled REIT. Even if we do not qualify as a domestically controlled REIT, a non-U.S. shareholder’s sale of our common stock nonetheless will generally not be subject to tax under FIRPTA as a sale of a USRPI, provided that (1) our common stock owned is of a class that is “regularly traded,” as defined by the applicable Treasury Regulation, on an established securities market, and (2) the selling non-U.S. shareholder owned, actually or constructively, 5% or less of our outstanding stock of that class at all times during a specified testing period.
     If gain on the sale of our common stock were subject to taxation under FIRPTA, the non-U.S. shareholder would be subject to the same treatment as a U.S. shareholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.
     Gain from the sale of our common stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the U.S. to a non-U.S. shareholder in two cases: (1) if the non-U.S. shareholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. shareholder, the non-U.S. shareholder will be subject to the same treatment as a U.S. shareholder with respect to such gain, or (2) if the non-U.S. shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S., the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.
Recent Changes in U.S. Federal Income Tax Withholding
     Recently enacted U.S. federal income tax legislation imposes withholding taxes on certain types of payments made after December 31, 2012 to “foreign financial institutions” and certain other non-U.S. entities. The withholding tax of 30% would apply to dividends and the gross proceeds of a disposition of our common stock paid to certain foreign entities unless various information reporting requirements are satisfied. For these purposes, a “foreign financial institution” generally is defined as any non-U.S. entity that (i) accepts deposits in the ordinary course of a banking or similar business, (ii) is engaged in the business of holding financial assets for the account of others, or (iii) is engaged or holds itself out as being engaged primarily in the business of investing, reinvesting, or trading in securities, partnership interest, commodities, or any interest in such assets. Prospective investors are encouraged to consult their tax advisors regarding the implications of this legislation on their investment in our stock, as well as the status of any related federal regulations.
Backup Withholding and Information Reporting
     We will report to our U.S. shareholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. shareholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. shareholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distribution to any U.S. shareholder who fails to certify their non-foreign status.
     We must report annually to the IRS and to each non-U.S. shareholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. shareholder resides under the provisions of an applicable income tax treaty. A non-U.S. shareholder may be subject to backup withholding unless applicable certification requirements are met.
     Payment of the proceeds of a sale of our common stock within the U.S. is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. shareholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of our common stock conducted through certain U.S. related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. shareholder and specified conditions are met or an exemption is otherwise established.
     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.
     New reporting requirements generally will apply with respect to dispositions of REIT shares acquired after 2010 (2011 in the case of shares acquired in connection with a distribution reinvestment plan). Brokers that are required to report the gross proceeds from a sale of shares on Form 1099-B will also be required to report the customer’s adjusted basis in the shares and whether any gain or loss with respect to the shares is long-term or short-term. In some cases, there may be alternative methods of determining the basis in shares that are disposed of, in which case your broker will apply a default method of its choosing if you do not indicate which method you choose to have applied. You should consult with your own tax advisor regarding the new reporting requirements and your election options.
State, Local and Foreign Taxes
     We and our shareholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which we or they transact business, own property or reside. The state, local or foreign tax treatment of our company and our shareholders may not conform to the U.S. federal income tax treatment discussed above. Any foreign taxes incurred by us would not pass through to shareholders as a credit against their U.S. federal income tax liability. Prospective shareholders should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our company’s common stock.
Legislative or Other Actions Affecting REITs
     The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. No assurance can be given as to whether, when, or in what form, U.S. federal income tax laws applicable to us and our shareholders may be enacted, possibly with retroactive effect. Changes to the U.S. federal income tax laws and interpretations of U.S. federal income tax laws could adversely affect an investment in our shares of common stock.
     Several of the tax considerations described above are subject to a sunset provision. The sunset provisions generally provide that for taxable years beginning after December 31, 2010, certain provisions that are currently in the Internal Revenue Code will revert back to a prior version of those provisions. These provisions include provisions related to the reduced maximum U.S. federal income tax rate for long-term capital gains of 15% (rather than 20%) for taxpayers taxed at individual rates, the application of the 15% U.S. federal income tax rate for qualified dividend income, and certain other tax rate provisions described herein. The impact of this reversion generally is not discussed above. Consequently, prospective shareholders are urged to consult their tax advisors regarding the effect of sunset provisions on an investment in our common stock.

PLAN OF DISTRIBUTION
     In connection with the administration of the Plan, we may be requested to approve investments made pursuant to Requests for Waiver by or on behalf of participants or other investors who may be engaged in the securities business.
     Persons who acquire shares of our common stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Exchange Act and may be considered to be underwriters within the meaning of the Securities Act. We will not extend to any such person any rights or privileges other than those to which they would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our common stock so purchased.
     Our common stock may not be available under the Plan in all states or jurisdictions. We are not making an offer to sell our common stock in any jurisdiction where the offer or sale is not permitted.
LEGAL MATTERS
     The validity of the securities offered hereby is being passed upon for us by Alston & Bird LLP.
EXPERTS
     Our audited financial statements and management’s assessment of the effectiveness of internal control over our financial reporting incorporated by reference in this prospectus and elsewhere in the Registration Statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing, in giving said reports.
WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and current reports, proxy statements and other information with the SEC. The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy statements, information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov. Our common stock is listed on the NYSE under the symbol “IVR,” and all such reports, proxy statements and other information filed by us with the NYSE may be inspected at the NYSE’s offices at 20 Broad Street, New York, New York 10005. Finally, we maintain an Internet site where you can find additional information. The address of our Internet site is http://www.invescomortgagecapital.com. All internet addresses provided in this prospectus or in any accompanying prospectus supplement are for informational purposes only and are not intended to be hyperlinks. In addition, the information on our Internet site, or any other Internet site described herein, is not a part of, and is not incorporated or deemed to be incorporated by reference in, this prospectus or any accompanying prospectus supplement or other offering materials.
     We have filed a registration statement, of which this prospectus is a part, covering the securities offered hereby. As allowed by SEC rules, this prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto. We refer you to the registration statement and the exhibits thereto for further information. This prospectus is qualified in its entirety by such other information.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus from the date of filing those documents. Any reports filed by us with the SEC on or after the date of this prospectus will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus. We have filed the documents listed below with the SEC under the Exchange Act, and these documents are incorporated herein by reference (other than information in such documents that is furnished and not deemed to be filed):
•	Our Annual Report on Form 10-K for the year ended December 31, 2010, filed on March 14, 2011;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed on May 10, 2011;

•	Our Current Reports on Form 8-K filed on March 17, 2011, March 25, 2011 and May 11, 2011;

•	Our Proxy Statement on Schedule 14A filed with the SEC on March 30, 2011; and

•	The description of our common stock included in our Registration Statement on Form 8-A dated June 18, 2009.
     All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the termination of the offering of the securities to which this prospectus relates (other than information in such documents that is furnished and not deemed to be filed) shall be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing of those documents. All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement that contains this prospectus and prior to the effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing those documents.
     We will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus (other than the exhibits to such documents which are not specifically incorporated by reference therein); we will provide this information at no cost to the requester upon written or oral request to Office of the Secretary, Invesco Mortgage Capital Inc., Two Peachtree Pointe, 1555 Peachtree Street N.E., Atlanta, Georgia 30309; Tel.: (404) 892-0896; E-mail: company.secretary@invescomortgagecapital.com.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
     The following table sets forth the estimated expenses (all of which will be borne by the registrant) incurred in connection with the issuance and distribution of the securities being registered. All of the amounts shown are estimates, except the SEC registration fee.

SEC registration fee(1)	$25,263.29
Printing and distributing	$5,000
Legal fees and expenses	$15,000
Accounting fees and expenses	$10,000
Miscellaneous (including listing fee and plan administrator fees)	$15,000

Total	$70,263.29

(1)	Pursuant to Rule 457(p), $1,056.58 of the filing fee previously paid in connection with Invesco Mortgage Capital Inc.’s Registration Statement No. 333-169105, filed on August 27, 2010, has been offset against the currently due filing fee.
Item 15. Indemnification of Directors and Officers.
     Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its shareholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.
     The Maryland General Corporation Law, or MGCL, requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made or threatened to be made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:
•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
     However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.
     In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:
•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.
     Our charter authorizes us to obligate ourselves and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:
•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or
•	any individual who, while a director or officer of our company and at our request, serves or has served another corporation, REIT, partnership, joint venture, trust, employee benefit plan, limited liability company or any other enterprise as a director, officer, partner or trustee of such corporation, REIT, partnership, joint venture, trust, employee benefit plan, limited liability company or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.
     Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.
     Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 16. Exhibits
     See the Exhibit Index, which is incorporated into this registration statement by reference.
Item 17. Undertakings.
     (a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
     (i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
     (ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
     (5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
     (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
     (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
     (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report, pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on May 27, 2011.

Invesco Mortgage Capital Inc.
By:	/s/ Richard J. King
Richard J. King
President and Chief Executive Officer

POWER OF ATTORNEY
     Each person whose signature appears below hereby constitutes and appoints Robert H. Rigsby his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and any additional related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (including post-effective amendments to the registration statement and any such related registration statements), and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signatures		Title	Date
By:	/s/ Richard J. King Richard J. King	President and Chief Executive Officer (principal executive officer)	May 27, 2011

By:	/s/ Donald R. Ramon Donald R. Ramon	Chief Financial Officer (principal financial and accounting officer)	May 27, 2011

By:	/s/ G. Mark Armour G. Mark Armour	Director	May 27, 2011

By:	/s/ Karen Dunn Kelley Karen Dunn Kelley	Director	May 27, 2011

By:	/s/ James S. Balloun James S. Balloun	Director	May 27, 2011

By:	/s/ John S. Day John S. Day	Director	May 27, 2011

By:	/s/ Neil Williams Neil Williams	Director	May 27, 2011

EXHIBIT INDEX

4.1	Articles of Amendment and Restatement of Invesco Mortgage Capital Inc., incorporated by reference to Exhibit 3.1 to our Quarterly Report on Form 10-Q, filed with the SEC on August 12, 2009.

4.2	Amended and Restated Bylaws of Invesco Mortgage Capital Inc., incorporated by reference to Exhibit 3.2 to Amendment No. 8 to our Registration Statement on Form S-11 (No. 333-151665), filed with the SEC on June 18, 2009, or Pre-Effective Amendment No. 8.

4.3	Specimen Common Stock Certificate of Invesco Mortgage Capital Inc., incorporated by reference to Exhibit 4.1 to Pre-Effective Amendment No. 8.

5.1	Opinion of Alston & Bird LLP

8.1	Tax Opinion of Alston & Bird LLP

23.1	Consent of Grant Thornton LLP

23.2	Consent of Alston & Bird LLP (included in Exhibits 5.1 and 8.1)

24.1	Power of Attorney (included in signature pages hereto)